Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

between

TRUCODE LLC,

SELLERS,

THE SELLERS’ REPRESENTATIVE,

and

COMPUTER PROGRAMS AND SYSTEMS, INC.

dated as of

May 12, 2021

i

List of Annexes:

Annex A	–	Sellers; Membership Interests
Annex B	–	Earnout Payment
Annex C	–	Target Working Capital
Annex D	–	Tail Policies
Annex E	–	Terminated Contracts, Benefit Plans, and Insurance Policies
Annex F	–	Indemnification Matters

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of May 12, 2021, is entered into between TruCode LLC, a Virginia limited liability company (the “Company”), the equity holders of the Company identified on Annex A hereto (each individually a “Seller” and collectively, “Sellers”), and Michael E. Mulligan in his capacity as the initial Sellers’ Representative, on the one hand, and Computer Programs and Systems, Inc., a Delaware corporation (“Buyer”), on the other hand.

Recitals

WHEREAS, Sellers collectively own all of the issued and outstanding membership interests (the “Membership Interests”) in the Company; and

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Membership Interests, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“401(k) Plan” means that certain TruCode LLC 401(k) Profit Sharing Plan.

“Acquired Business” has the meaning set forth in Section 2.06(d).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including, without limitation, as a manager or director, or (b) the possession, directly or indirectly, of the power to vote fifty percent (50%) or more of the securities of a Person having ordinary voting power; provided, that, prior to the Closing, each Seller and the Company are Affiliates and, following the Closing, Buyer and the Company are Affiliates.

“Agreement” has the meaning set forth in the preamble.

“AHA Royalty Payment” means the pre-Closing royalty obligations owed by the Company to Health Forum, LLC under the Master License Agreement between the Company and Health Forum, LLC dated June 30, 2012.

“Allocable Share” means (a) with respect to Michael E. Mulligan, 59.3%, and (b) with respect to Thomas P. Golden, 40.7%.

“Allocation Objection Notice” has the meaning set forth in Section 2.09.

“Allocation Review Period” has the meaning set forth in Section 2.09.

“Allocation Schedule” has the meaning set forth in Section 2.09.

“Ancillary Documents” means the Assignments, the Escrow Agreement, the Employment Agreements and each other agreement, instrument, certificate, and other document required to be delivered hereunder.

“Annual Financial Statements” has the meaning set forth in Section 3.05(a).

“Anti-Bribery Laws” means the Foreign Corrupt Practices Act of 1977 and all other similar Laws.

“Anti-Money Laundering Laws” means all anti-money laundering Laws and all related financial record keeping and reporting requirements, rules, regulations, and guidelines.

“Asset” means any asset or property of any kind, nature, character, or description whatsoever (whether known or unknown, whether real or personal or mixed, and whether tangible or intangible) and wherever situated, including the goodwill related thereto.

“Assignments” has the meaning set forth in Section 2.03(b)(i).

“Balance Sheet” has the meaning set forth in Section 3.05(a).

“Balance Sheet Date” has the meaning set forth in Section 3.05(a).

“Bank Accounts” has the meaning set forth in Section 3.25(b).

“Base Cash Price” has the meaning set forth in Section 2.02.

“BCA Payment” has the meaning set forth in Section 3.23.

“Benefit Plan” has the meaning set forth in Section 3.16(a).

“Business Associate” has the meaning set forth in Section 3.17(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Fundamental Representations” means the representations and warranties in Section 4.01 (Organization and Authority of Buyer), clauses (a) and (b) of Section 4.02 (No Conflicts; Consents), and Section 4.04 (Brokers).

“Buyer Group” has the meaning set forth in Section 5.06(a).

“Buyer Indemnified Party” and “Buyer Indemnified Parties” have the meanings set forth in Section 7.02.

“Buyer Retention Amount” means an amount equal to $305,000.

“Buyer’s Accountants” means Mazars USA LLP.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“CARES Act Forgivable Uses” means uses of proceeds of the PPP Loan that are eligible for forgiveness under Section 1106 of the CARES Act and any SBA rules, regulations, guidelines, and interpretations thereof or related thereto.

“Cash and Cash Equivalents” means the aggregate amount of cash and cash equivalents of the Company determined in accordance with GAAP, plus (a) the dollar amount of all deposits-in-transit for the benefit of the Company (only to the extent there has been a corresponding reduction of accounts receivable of the Company on account of such deposits-in-transit and such reduction is taken into account in the determination of Current Assets for purposes of calculating Closing Working Capital), minus (b) the dollar amount of all (i) outstanding checks and authorized automatic account withdrawals of the Company that have not cleared (only to the extent there has been a corresponding reduction of accounts payable of the Company on account of such outstanding checks and authorized automatic account withdrawals and such reduction is taken into account in the determination of Current Liabilities for purposes of calculating Closing Working Capital), (ii) Loss Proceeds, and (iii) Trapped Cash.

“Causes of Action” has the meaning set forth in Section 7.12(a).

“Closing” has the meaning set forth in Section 2.05.

“Closing Bonus” means, with respect to each Closing Bonus Recipient, an amount to be paid by the Company to such Closing Bonus Recipient within three (3) Business Days after Closing, as provided in a schedule provided by Sellers’ Representative to Buyer at Closing (the “Closing Bonus Schedule”), in the aggregate amount of $528,200.

“Closing Bonus Amount” means $568,607.30, which is the aggregate amount of the Closing Bonuses in the Closing Bonus Schedule, plus the employer’s portion of payroll tax obligation with respect to payment thereof.

“Closing Bonus Recipient” means each person identified in the Closing Bonus Schedule.

“Closing Cash” means the aggregate amount of all Cash and Cash Equivalents as of immediately prior to the Closing.

“Closing Date” has the meaning set forth in Section 2.05.

“Closing Indebtedness” means the aggregate amount of all outstanding Indebtedness as of immediately prior to the Closing, excluding the PPP Loan solely to the extent that the PPP Escrow Amount is deposited into escrow pursuant to Section 2.03(a)(iii)(E).

“Closing Transaction Expenses” means the aggregate amount of all unpaid Transaction Expenses as of immediately prior to the Closing, excluding the retention bonuses contemplated under the Retention Bonus Agreements solely to the extent that the Retention Bonus Escrow Amount is deposited into escrow pursuant to Section 2.03(a)(iii)(C).

“Closing Working Capital” means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the Effective Time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Company Data Agreement” has the meaning set forth in Section 3.22(a).

“Company Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Company.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound, excluding licenses for standard, generally commercially available, “off-the-shelf” third party products or services that are not and will not to any extent be part of any product, service or Intellectual Property offering of the Company.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, registration or application by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Company IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company.

“Company Permits” has the meaning set forth in Section 3.14(a).

“Company Principal” means each of Michael E. Mulligan and Thomas P. Golden.

“Company Privacy Commitments” has the meaning set forth in Section 3.22(a).

“Company Products” has the meaning set forth in Section 3.10(d).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of November 9, 2020, between Buyer and the Company.

“Consolidating Business” has the meaning set forth in Section 2.06(d).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, and all other agreements, commitments and legally binding arrangements, whether written or oral and whether express or implied, together with all amendments, supplements, or modifications thereto.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“Current Assets” means the sum of accounts receivable, inventory and prepaid expenses, in each case, determined in accordance with GAAP (but excluding in all instances (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (b) deferred Tax assets (c) receivables from any of the Company’s Affiliates, managers, employees, officers or members and any of their respective Affiliates, and (d) Cash and Cash Equivalents, Loss Proceeds, and Trapped Cash).

“Current Liabilities” means the sum of accounts payable, accrued Taxes, deferred revenue and accrued expenses, in each case, determined in accordance with GAAP (but excluding in all instances (a) payables to any of the Company’s Affiliates, managers, employees, officers or members and any of their respective Affiliates, (b) deferred Tax liabilities, (c) Transaction Expenses, and (d) Indebtedness).

“Data Room” means the electronic documentation site established by Brentwood Capital Advisors on behalf of the Company and Sellers at https://brentwoodcapital.firmex.com/projects/192/documents    containing the documents requested by Buyer and/or described in the Disclosure Schedules.

“Debt Payoff Letters” has the meaning set forth in Section 2.03(b)(vii).

“Direct Claim” has the meaning set forth in Section 7.06.

“Disclosure Schedules” means the Disclosure Schedules prepared and delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement setting forth, among other items, those matters required, necessary, or appropriate to be disclosed by Sellers either in response to an express disclosure requirement contained in this Agreement or as an exception to one or more representations, warranties, covenants, obligations, or agreements in this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“Earnout Objection Notice” has the meaning set forth in Section 2.06(c).

“Earnout Payment” has the meaning set forth in Section 2.06(a).

“Earnout Period” means the twelve (12) month period from and after the Closing Date.

“Earnout Review Period” has the meaning set forth in Section 2.06(b).

“Earnout Statement” has the meaning set forth in Section 2.06(b).

“EBITDA” has the meaning set forth in Annex B.

“Effective Time” has the meaning set forth in Section 2.05.

“Employment Agreement” has the meaning set forth in Section 2.03(b)(iv).

“Encumbrance” means any lien (statutory or otherwise), pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment, lease, use limitation, restrictions of any kind or nature, including restriction on the exercise of any attribute of ownership, including use, voting, transfer, and receipt of income, or any other similar encumbrance of any nature whatsoever.

“Enforceability Exceptions” has the meaning set forth in Section 3.01(c).

“Environmental Claim” means any Proceeding by any Person alleging Liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or Contract with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any Person that is considered a single employer with the Company under Section 414 of the Code.

“Escrow Agent” means Regions Bank.

“Escrow Agreement” means the Escrow Agreement, dated as of the Closing Date, by and between Buyer, the Sellers’ Representative and Escrow Agent.

“Escrow Amount” means an amount equal to the sum of (a) the Indemnification Escrow Amount, plus (b) the Purchase Price Adjustment Escrow Amount, plus (c) the PPP Escrow Amount, plus (d) the Retention Bonus Escrow Amount, plus (e) the Tax Escrow Amount, plus (f) the Special Indemnity Escrow Amount.

“Estimated Cash Consideration” means a dollar amount equal to (a) the Base Cash Price, plus (b) the Estimated Closing Working Capital Surplus, if any, minus (c) the Estimated Closing Working Capital Deficit, if any, plus (d) the Estimated Closing Cash, minus (e) the Estimated Closing Indebtedness, minus (f) the Estimated Closing Transaction Expenses, minus (g) the Escrow Amount, minus (h) the amount of the Sellers’ Representative Expense Fund.

“Estimated Closing Cash” has the meaning set forth in Section 2.04(a).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.04(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.04(a).

“Estimated Closing Transaction Expenses” has the meaning set forth in Section 2.04(a).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.04(a).

“Estimated Closing Working Capital Deficit” means the amount, if any, by which the Target Working Capital exceeds the Estimated Closing Working Capital.

“Estimated Closing Working Capital Surplus” means the amount, if any, by which the Estimated Closing Working Capital exceeds the Target Working Capital.

“Exchange Act” means the Securities Exchange Act of 1934.

“Families First Act” means the Families First Coronavirus Response Act.

“Filing” means any report, registration, document, filing, declaration, statement, application, or submission.

“Final Cash Consideration” means a dollar amount equal to (a) the Base Cash Price, plus (b) the Final Closing Working Capital Surplus, if any, minus (c) the Final Closing Working Capital Deficit, if any, plus (d) the Final Closing Cash, minus (e) the Final Closing Indebtedness, minus (f) the Final Closing Transaction Expenses, minus (g) the Escrow Amount, minus (h) the amount of the Sellers’ Representative Expense Fund.

“Final Closing Cash” means the Closing Cash as finally determined in accordance with Section 2.04(c).

“Final Closing Indebtedness” means the Closing Indebtedness as finally determined in accordance with Section 2.04(c).

“Final Closing Transaction Expenses” means the Closing Transaction Expenses as finally determined in accordance with Section 2.04(c).

“Final Closing Working Capital” means Closing Working Capital as finally determined in accordance with Section 2.04(c).

“Final Closing Working Capital Deficit” means the amount, if any, by which the Target Working Capital exceeds the Final Closing Working Capital.

“Final Closing Working Capital Surplus” means the amount, if any, by which the Final Closing Working Capital exceeds the Target Working Capital.

“Financial Statements” has the meaning set forth in Section 3.05.

“FLSA” means the Fair Labor Standards Act of 1938.

“Fraud” means, with respect to a Party, a knowing, actual and intentional misrepresentation of a material fact with respect to the making of any representation or warranty in ARTICLE III or ARTICLE IV, made for the purpose of inducing the other Party to act, and upon which the other Party justifiably relies with resulting Losses.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, subpoena, ruling, verdict, charge, assessment, decision, penalty or award made, issued, rendered, or entered by or with any Governmental Authority or mediator.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“HIPAA” has the meaning set forth in Section 3.22(d).

“Indebtedness” means, without duplication and with respect to the Company, the aggregate amount (including the current portion thereof) of all (a) indebtedness for borrowed money, including, without limitation, the PPP Loan, (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Final Closing Working Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments, (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement, (e) capital lease obligations, (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions, (g) all obligations of the Company for any earn-out or contingent payment, bonus, deferred compensation, phantom equity arrangement, or other similar payment or arrangement, (h) all earned or accrued unpaid salaries, wages, commissions, bonuses, incentive compensation, and any other compensation or payroll items of the Business Associates, (i) all payroll and other employment Taxes deferred by the Company pursuant to Section 2302 of the CARES Act, (j) the monetary equivalent of all earned or accrued unused vacation, personal pay, sick pay, and any other paid time off of the Business Associates, (k) all obligations of the Company or any ERISA Affiliate for underfunded employee pension benefit plans and any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA, (l) all off-balance sheet financing of the Company, (m) all obligations of the Company under interest rate hedging, swap Contracts, forward rate Contracts, interest rate cap or collar Contracts, or other financial Contracts entered into for the purpose of limiting or managing interest rate risks, (n) all obligations of the Company under currency swap transactions (valued at the termination value thereof), (o) all indebtedness and obligations of the Company with respect to bank products, including credit cards, credit card processing services, debit cards, stored value cards, and purchasing cards (including so-called “procurement cards” and “P-Cards”), (p) all indebtedness and obligations of the type described in this definition guaranteed or in effect guaranteed in any manner, directly or indirectly, by the Company, including through a Contract, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for Assets if not delivered or pay for services if not performed, primarily or exclusively, for the purpose of enabling the debtor to make payment of the indebtedness or obligation or to insure the owners of the indebtedness or obligation against loss, but excluding the endorsements of checks and other instruments in the Ordinary Course, (q) all indebtedness and obligations of the type described in this definition secured by any Encumbrance upon Assets owned by the Company, even though the Company has not in any manner become liable for the payment of such indebtedness or performance of such obligation, (r) the AHA Royalty Payment, and (s) all accrued but unpaid interest expense and all penalties, fees, charges, and prepayment premiums that are payable, in each case, with respect to any of the indebtedness or obligations described in this definition, including as a result of the entry into this Agreement or the Ancillary Documents and the consummation and performance of the Transactions (including any repayment of Indebtedness at or prior to the Closing), provided that none of the foregoing shall be included in “Indebtedness” to the extent included in Current Liabilities and taken into account in the calculation of Final Closing Working Capital.

“Indemnification Escrow Amount” means $305,000.

“Indemnification Escrow Fund” has the meaning set forth in Section 2.03(a)(iii)(B).

“Indemnified Party” means a Buyer Indemnified Party or a Seller Indemnified Party as the context dictates, provided that, if Buyer is the Indemnifying Party, any references to Indemnified Party (except provisions relating to a right to receive payments) shall be deemed to refer to the Sellers’ Representative.

“Indemnifying Party” means any Party against whom an indemnification claim is made pursuant to ARTICLE VII, provided that, if the Buyer is the Indemnified Party, any references to Indemnifying Party (except provisions relating to the obligation to make payments) shall be deemed to refer to the Sellers’ Representative.

“Independent Accountant” has the meaning set forth in Section 2.04(c)(iii).

“Insurance Policies” has the meaning set forth in Section 3.11.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) registered and unregistered trademarks, service marks, brands, certification marks, logos, logotypes, corporate names, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names, whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites, internet names, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (g) software, computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, architecture, algorithms, plugins, libraries, subroutines, tools and APIs and other documentation thereof (“Software”); and (h) all other intellectual property and proprietary rights.

“Interim Balance Sheet” has the meaning set forth in Section 3.05(a).

“Interim Balance Sheet Date” has the meaning set forth in Section 3.05(a).

“Interim Financial Statements” has the meaning set forth in Section 3.05(a).

“Invoices” has the meaning set forth in Section 2.03(b)(viii).

“Jointly/Severally” means, subject to the limitations expressly set forth in this Agreement, including the limitations expressly set forth in ARTICLE VII, (a) jointly and severally for all Sellers for all Losses and Liabilities due to be paid or payable to Buyer or any other Buyer Indemnified Party from the Escrow Amount, and (b) for amounts in excess of the Escrow Amount, severally but not jointly for each Company Principal in accordance with such Company Principal’s Allocable Share; provided, however, no Seller shall have any Liability for Losses due to be paid or payable to any Buyer Indemnified Party pursuant to Section 7.02 that are in excess of the Escrow Amount as a result of a breach by another Seller of (x) the representations and warranties of such other Seller regarding such other Seller in Section 3.01(a) (Organization), Section 3.01(d) (Authority), Section 3.02(b) (Membership Interests), and Section 3.04(b) (No Conflicts; Consents), or (y) the covenants of such other Seller in Section 5.02 (Confidentiality) and Section 5.06 (Restrictive Covenants), and all of such Liability that is in excess of the Escrow Amount shall be borne solely by the Seller responsible for such breach.

“Key Employee” means each of Michael E. Mulligan, Thomas P. Golden, Cheryn Bastable Byron, Megan DeVoe, Twila Meo, Todd Munshaur, Karen Scott, Jacob Weir-Gertzog, Christine Tjenzvold, Ryan Nauman, Tina Lison, Ramachandram Krishnamurthy, and Johnna Neri.

“Knowledge of Sellers” or “Sellers’ Knowledge” or any other similar knowledge qualification, means the actual knowledge of Michael E. Mulligan, Thomas P. Golden, Jacob Weir-Gertzog (for purposes of Sections 3.10, 3.21 and 3.22 only), and Johnna Neri, or such knowledge any of the foregoing individuals would have following reasonable investigation and inquiry.

“Law” means any federal, state, local, municipal, foreign, or other law (including common law), statute, ordinance, regulation, rule, code, Governmental Order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Lenders” means those lenders identified in the Debt Payoff Letters.

“Letter of Intent” means that certain letter of intent, dated March 23, 2021 and executed by Buyer and the Company.

“Liability” means any liability, obligation, or commitment of any kind, nature, character, or description whatsoever (whether primary or secondary, whether direct or indirect, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether matured or unmatured, whether liquidated or unliquidated, whether due or to become due, and whether secured or unsecured).

“Licensed Intellectual Property” means all Intellectual Property in which the Company holds any rights or interests granted by other Persons, excluding standard, generally commercially available, “off-the-shelf” third party Intellectual Property that is not and will not to any extent be part of any product, service or Intellectual Property offering of the Company.

“Loss Proceeds” means all insurance proceeds and condemnation claims and awards received by the Company prior to the Effective Time as a result of, or with respect to, any Assets of the Company being damaged, destroyed, or condemned to the extent such proceeds, claims, and awards have not been used to repair or replace such Assets.

“Losses” means losses, damages, Liabilities, Taxes, claims, judgments, awards, assessments, settlements, fines, penalties, or costs or expenses of any nature whatsoever, including any reasonable costs of investigation and reasonable attorneys’, consultants’, and experts’ fees and expenses.

“Majority Sellers” has the meaning set forth in Section 8.01(c).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or Assets of the Company, including any cyber-attack or data breach, or (b) the ability of any Seller or the Company to consummate the Transactions on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vi) any natural or man-made disaster or acts of God; (vii) any epidemics, pandemics, disease outbreaks, or other public health emergencies; (viii) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); or (ix) any action taken (or omitted to be taken) with the prior written consent of or at the prior written request of Buyer; provided, further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) – (vii) will constitute, and will be taken into account in determining the occurrence of, a Material Adverse Effect to the extent such change or event has a disproportionate impact on the Company as compared to other companies that operate in the industries in which the Company operates.

“Material Contracts” has the meaning set forth in Section 3.08(a).

“Material Customers” has the meaning set forth in Section 3.20(a).

“Material Suppliers” has the meaning set forth in Section 3.20(b).

“Membership Interests” has the meaning set forth in the recitals.

“Non-Payroll Costs” means payments of interest on a “covered mortgage obligation”, payments on a “covered rent obligation”, and “covered utility payment” as such terms are used in Section 1106(a) of the CARES Act and any SBA rules, regulations, guidelines, and interpretations thereof or related thereto.

“Operating Agreement” means the Company’s Amended and Restated Operating Agreement dated as of the Closing Date (but effective immediately prior to the Closing).

“Ordinary Course” means the ordinary course of business of the Company consistent with past custom and practices (including with respect to quantity and frequency) of the Company, but, in no event, including any (a) breach of Contract or warranty, (b) infringement, (c) professional error or omission, (d) act or event creating a severance obligation, wrongful discharge claim, or similar Liability, (e) tort, or (f) violation of Law.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Parties” means the Company, Sellers, the Sellers’ Representative, and Buyer.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Payroll Costs” means “payroll costs” as defined in 15 U.S.C. 636(a)(36)(A)(viii) (as added to the Small Business Act by Section 1102 of the CARES Act) and any SBA rules, regulations, guidelines, and interpretations thereof or related thereto.

“Pending Claim” has the meaning set forth in Section 7.07(b).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, qualifications, consents or other similar rights required to be obtained by or from a Governmental Authority.

“Permitted Encumbrances” means any (a) mechanic’s, materialman’s, or similar lien arising and incurred in the Ordinary Course (i) that does not result from a breach, default, or violation by the owner of the Asset subject to any such lien, (ii) that is not, individually or in the aggregate, material to the business, operations, and financial condition of the owner of the Asset subject to any such lien, and (iii) for which the underlying obligations are not past due or payable, or (b) lien for Taxes not yet due or payable or being contested in good faith (and for which accruals or reserves have been established on the financial statements (with respect to the Company, the Interim Balance Sheet) of the owner of the Assets subject to any such lien in accordance with GAAP).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Information” means data that relates to, identifies, describes, or is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with an identified or identifiable individual, device, or household, including name, address, telephone number, electronic mail address, unique government-issued identifier, unique or online identifier, deterministic or probabilistic identifiers, account number, credit or debit card number, IP address or other electronic network activity information, biometric or health information, protected class information, professional, employment-related or educational information, geolocation data, commercial information (including products or services or other purchasing or consuming histories or tendencies), inferences drawn from personal information to create a profile, or any other data that may be used to identify, contact, or precisely locate an individual or is otherwise considered personally identifiable information, personal information, personal data, sensitive data, protected health information, or special categories of personal data or personal information under Law.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Company for any Post-Closing Tax Period.

“PPP Escrow Account” means the interest-bearing escrow account controlled by the Escrow Agent.

“PPP Escrow Amount” means $609,853.

“PPP Escrow Transfer” has the meaning set forth in Section 2.07.

“PPP Lender” means Wells Fargo Bank, N.A.

“PPP Loan” means the loan issued by the PPP Lender to the Company under the Paycheck Protection Program (15 U.S.C. § 636(a)(36)) dated May 3, 2020 in the original principal amount of $609,853.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Preferential Right” means any purchase option, call right, right of first refusal, right of first offer, co-sale right, participation right, preemptive right, subscription right, put right, or other similar right.

“Privacy Law” has the meaning set forth in Section 3.22(a).

“Privileged Communications” has the meaning set forth in Section 9.14(b).

“Proceeding” means any claim, counterclaim, charge, complaint, allegation, notice of violation, notice, demand, action, cause of action, enforcement action, lawsuit, litigation, proceeding, hearing, arbitration, mediation, citation, indictment, summons, subpoena, audit, investigation, or inquiry of any nature (in each case, whether civil, criminal, administrative, regulatory, investigative, or informal, and whether at law or in equity) commenced, conducted, heard, or pending by or before any Governmental Authority or mediator, provided that allegations and investigations shall only be “Proceedings” to the extent that the Company has received written notice of such allegations or investigations or to the extent such allegations or investigations are within Sellers’ Knowledge.

“Processing” (and the correlative meanings of “Process” and “Processes”) means the receipt, collection, sharing, selling, disclosing, transferring, renting, retrieval, consultation, analysis, combination, accessing, storage, use, security, transfer, restriction, destruction, or other processing or operations or set of operations performed on Personal Information, whether or not by automated means.

“Prohibited Payment” has the meaning set forth in Section 3.13(b).

“Pro Rata Share” means each Seller’s share of the Purchase Price payable hereunder calculated as (a) the total number of Membership Interests held by the Seller in question, divided by (b) the total number of Membership Interests.

“Purchase Price” has the meaning set forth in Section 2.02.

“Purchase Price Adjustment Escrow Amount” means $600,000.

“Purchase Price Adjustment Escrow Fund” has the meaning set forth in Section 2.03(a)(iii)(A).

“Purchase Price Bank Account” means that certain United States bank account of each Seller set forth adjacent to such Seller’s name on Annex A.

“Qualified Benefit Plan” has the meaning set forth in Section 3.16(c).

“R&W Insurance Binder” means that certain binder agreement relating to the R&W Insurance Policy by and between the R&W Insurer and Buyer.

“R&W Insurance Policy” means that certain buy-side representations and warranties insurance policy issued by the R&W Insurer to Buyer pursuant to the R&W Insurance Binder.

“R&W Insurance Policy Premium” means the amount required to be paid to the R&W Insurer in connection with the placement of the R&W Insurance Policy (including amounts paid to the R&W Insurer in respect of costs incurred by the R&W Insurer in respect of premium payments, diligence fees, and other fees, expenses, and Taxes of the R&W Insurer related thereto).

“R&W Insurer” means Beazley USA Services, Inc.

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Related Person” means (a) any Affiliate, member, manager, or officer of the Company (including Sellers) and (b) any Affiliate or member of the immediate family of any of the foregoing.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Release Date” has the meaning set forth in Section 7.07(b).

“Released Person” has the meaning set forth in Section 7.12(a).

“Releasing Person” has the meaning set forth in Section 7.12(a).

“Representative” means, with respect to any Person, any and all directors, managing members, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Representative Losses” has the meaning set forth in Section 8.01(d).

“Resolution Period” has the meaning set forth in Section 2.04(c)(ii).

“Restricted Area” means North America.

“Restricted Business” means the business of developing, designing, marketing, selling, distributing, supporting, or servicing Software involving medical coding solutions.

“Restricted Period” means the five (5) year period immediately following the Closing Date.

“Restricted Seller” means each Seller; provided, however, solely for purposes of Section 5.06(a), Restricted Seller shall include only Michael E. Mulligan, Gene Mulligan, Bonnie Mulligan, Ken Delosh, Larry Volke, Michelle Volke, Thomas P. Golden, Robert Sloyan and Doreen Sloyan.

“Retention Bonus” means, with respect to each Retention Bonus Recipient, the retention bonus contemplated under such Retention Bonus Recipient’s Retention Bonus Agreement.

“Retention Bonus Agreement” means each of (a) the Retention Bonus Agreement, dated July 22, 2020, as amended by that certain Amendment to Retention Bonus Agreement, dated May 11, 2021, between the Company and Jacob Weir-Gertzog, (b) the Retention Bonus Agreement, dated August 12, 2020, as amended by that certain Amendment to Retention Bonus Agreement, dated May 11, 2021, between the Company and Johnna Neri, and (c) the Retention Bonus Agreement, dated October 1, 2020, as amended by that certain Amendment to Retention Bonus Agreement, dated May 11, 2021, between the Company and Megan Devoe.

“Retention Bonus Escrow Amount” means $516,720.

“Retention Bonus Escrow Fund” has the meaning set forth in Section 2.03(a)(iii)(C).

“Retention Bonus Recipient” means each of Jacob Weir-Gertzog, Johnna Neri, and Megan Devoe.

“Review Period” has the meaning set forth in Section 2.04(c)(i).

“Revised Cash Consideration” means a dollar amount equal to (a) the Base Cash Price, plus (b) the Revised Closing Working Capital Surplus, if any, minus (c) the Revised Closing Working Capital Deficit, if any, plus (d) the Revised Closing Cash, minus (e) the Revised Closing Indebtedness, minus (f) the Revised Closing Transaction Expenses, minus (g) the Escrow Amount, minus (h) the amount of the Sellers’ Representative Expense Fund.

“Revised Closing Cash” has the meaning set forth in Section 2.04(b).

“Revised Closing Indebtedness” has the meaning set forth in Section 2.04(b).

“Revised Closing Statement” has the meaning set forth in Section 2.04(b).

“Revised Closing Transaction Expenses” has the meaning set forth in Section 2.04(b).

“Revised Closing Working Capital” has the meaning set forth in Section 2.04(b).

“Revised Closing Working Capital Deficit” means the amount, if any, by which the Target Working Capital exceeds the Revised Closing Working Capital.

“Revised Closing Working Capital Surplus” means the amount, if any, by which the Revised Closing Working Capital exceeds the Target Working Capital.

“Sales and Use Tax Memorandum” has the meaning set forth in the Disclosure Schedules.

“SBA” means the United States Small Business Administration.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Seller Confidentiality Agreement” has the meaning set forth in Section 5.02(b).

“Seller Fundamental Representations” means the representations and warranties in Section 3.01 (Organization, Authority, and Qualification), Section 3.02 (Membership Interests; Capitalization), Section 3.03 (No Subsidiaries), clauses (i), (ii), and (iv) of each of Section 3.04(a) and Section 3.04(b) (No Conflicts; Consents), Section 3.05(c) (Financial Information), the first and last sentence of Section 3.09(a) (Title to Assets), the first sentence of Section 3.10(c) (Intellectual Property), Section 3.15 (Environmental Matters), Section 3.16 (Employee Benefit Matters), Section 3.18 (Taxes), and Section 3.23 (Brokers or Finders).

“Seller Group” has the meaning set forth in Section 9.14(a)(i).

“Seller Group Law Firm” has the meaning set forth in Section 9.14(a)(i).

“Seller Indemnified Party” and “Seller Indemnified Parties” have the meanings set forth in Section 7.03.

“Seller Retention Amount” means an amount equal to $305,000.

“Sellers” has the meaning set forth in the preamble.

“Sellers’ Accountants” means David Floyd, certified public accountant.

“Sellers’ Representative” has the meaning set forth in Section 8.01(a).

“Sellers’ Representative Expense Fund” means an aggregate amount in cash equal to $75,000 to be used to fund the actions and obligations of the Sellers’ Representative as authorized by this Agreement, which amount shall be deducted from the portion of the Purchase Price otherwise payable pursuant to this Agreement to each Seller based on its Pro Rata Share, paid by Buyer to the Sellers’ Representative pursuant to Section 2.03(a)(iv) and held for the benefit of each Seller.

“Software” has the meaning set forth in the definition of Intellectual Property.

“Special Indemnity Escrow Amount” means $500,000.

“Special Indemnity Escrow Fund” has the meaning set forth in Section 2.03(a)(iii)(F).

“Statement of Objections” has the meaning set forth in Section 2.04(c)(ii).

“Straddle Period” has the meaning set forth in Section 6.04.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to any contingency) to vote in the election of directors or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof (for this purpose, a Person owns (or Persons own) a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses) or is or controls any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” includes all Subsidiaries of such Subsidiary.

“Tail Policies” has the meaning set forth in Section 2.03(b)(ix).

“Target Working Capital” means ($4,439,000) (a negative number). The accounts upon which Target Working Capital is calculated and a sample calculation of Closing Working Capital are set forth in Annex C hereto.

“Tax Claim” has the meaning set forth in Section 6.05.

“Taxes” means all federal, state, county, municipal, local or foreign taxes, duties, fees, excises, premiums, imposts, levies, assessments, tariffs and other charges imposed, assessed or collected by a Governmental Authority, including (i) net income, gross income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, alternative minimum, customs, escheat, unclaimed property, estimated tax, duties or other taxes, fees, assessments or charges of any kind whatsoever, (ii) all withholdings on amounts paid to or by the relevant Person (iii) any fine, interest, additions or penalties with respect thereto or with respect to the nonpayment thereof and any interest in respect of such additions or penalties, (iv) any tax imposed, assessed, or collected or payable pursuant to any tax sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee; and (v) any liability for any of the foregoing as a transferee, successor, guarantor, or by Contract or by operation of Law.

“Tax Escrow Amount” means $2,000,000.

“Tax Escrow Fund” has the meaning set forth in Section 2.03(a)(iii)(D).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document (including Form 5500) required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 7.05(a).

“Third-Party Processor” has the meaning set forth in Section 3.22(b).

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Trade Names” has the meaning set forth in the definition of Intellectual Property.

“Transaction Expenses” means (a) all fees and expenses incurred by the Company at or prior to the Closing or Sellers at any time in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the Transactions including (i) all of the fees, charges, expenses, and other costs of legal counsel, accountants, investment bankers, brokers, financial advisors, and other Representatives and consultants of the Company engaged in connection with the Transactions, including the BCA Payment, whether or not such fees, charges, expenses, or other costs have been assessed or billed prior to the Closing, (ii) all of the fees, charges, expenses and other costs associated with the Company providing the necessary or appropriate notices, making the necessary or appropriate Filings, or obtaining the necessary or appropriate Consents in connection with the execution, delivery, and performance of this Agreement and the Ancillary Documents and the consummation and performance by the Company and Sellers of the Transactions, and (iii) all of the fees, charges, expenses, and other costs associated with obtaining the release of all Encumbrances on the Assets of the Company and the Membership Interests, (b) all payments, bonuses, and severance that become due or are otherwise required to be made by the Company as a result of or in connection with the execution, delivery, and performance of this Agreement and the Ancillary Documents and the consummation and performance of the Transactions or as a result of any change of control of the Company as contemplated by this Agreement or other similar Contract provisions that are triggered by the execution, delivery, and performance of this Agreement and the Ancillary Documents and the consummation and performance of the Transactions, including, without limitation, the Retention Bonuses to the extent the Retention Bonuses exceed in the aggregate the Retention Bonus Escrow Amount, and the Closing Bonuses in an amount equal to the Closing Bonus Amount; (c) payroll, employment, or other Taxes, if any, required to be paid by Buyer with respect to the amounts payable pursuant to this Agreement, (d) the premiums for the Tail Policies, (e) all fees and expenses payable to the PPP Lender for the PPP Escrow Account in the event of a PPP Escrow Transfer; and (f) fifty percent (50%) of the R&W Insurance Policy Premium, provided that none of the foregoing shall be included in “Transaction Expenses” to the extent included in Current Liabilities and taken into account in the calculation of Final Closing Working Capital.

“Transactions” means all of the transactions provided for in this Agreement and the Ancillary Documents, including the sale by Sellers to Buyer, and the purchase by Buyer from Sellers, of the Membership Interests.

“Trapped Cash” means the aggregate amount of all cash and cash equivalents of the Company that is designated as restricted or that is not freely useable by the Company as of the Closing.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular section of the Treasury Regulations is deemed to include any final or temporary revision of or successor to such section regardless of how such section is numbered or classified.

“VDA” has the meaning set forth in Section 6.07.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II

PURCHASE AND SALE

Section 2.01    Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, all of Sellers’ right, title and interest in and to the Membership Interests, free of all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02    Purchase Price. The aggregate purchase price for the Membership Interests (the “Purchase Price”) shall be an amount equal to $61,000,000 (the “Base Cash Price”), subject to adjustment pursuant to Section 2.04 hereof, plus the Earnout Payment, if any.

Section 2.03    Transactions to be Effected at the Closing.

(a)    At the Closing, Buyer shall:

(i)    deliver to Sellers:

(A)    the Estimated Cash Consideration in the amounts specified on Annex A hereto (in proportion to their respective Pro Rata Shares) by wire transfer of immediately available funds to the Purchase Price Bank Account for each Seller; and

(B)    the Escrow Agreement duly executed by Buyer.

(ii)    pay, on behalf of the Company or Sellers, the following amounts:

(A)    to the Lenders, the amounts necessary to pay off the portion of the Estimated Closing Indebtedness owed to the Lenders by wire transfer of immediately available funds to the accounts and in the amounts specified in the Debt Payoff Letters; and

(B)    to the Persons identified in the Invoices, the amounts necessary to pay off the portion of the Estimated Closing Transaction Expenses owed to such Persons by wire transfer of immediately available funds to the accounts and in the amounts specified in the Invoices.

(iii)    deliver to the Escrow Agent:

(A)    the Purchase Price Adjustment Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Purchase Price Adjustment Escrow Fund”) by wire transfer of immediately available funds to an account designated by the Escrow Agent, to be held for the purpose of securing the obligations of Sellers in Section 2.04(d);

(B)    the Indemnification Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Indemnification Escrow Fund”) by wire transfer of immediately available funds to an account designated by the Escrow Agent, to be held for the purpose of securing the indemnification obligations of Sellers set forth in ARTICLE VII and the obligations of Sellers in Section 2.04(d) and Section 6.09;

(C)     the Retention Bonus Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Retention Bonus Escrow Fund”) by wire transfer of immediately available funds to an account designated by the Escrow Agent, to be held pursuant to Section 2.08;

(D)    the Tax Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Tax Escrow Fund”) by wire transfer of immediately available funds to an account designated by the Escrow Agent, to be held pursuant to Section 6.07;

(E)    the PPP Escrow Amount by wire transfer of immediately available funds to an account designated by the Escrow Agent, to be held pursuant to Section 2.07;

(F)    the Special Indemnity Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Special Indemnity Escrow Fund”) by wire transfer of immediately available funds to an account designated by the Escrow Agent, to be held for the purpose of securing the indemnification obligations of Sellers with respect to Item 3 and Item 4 on Annex F; and

(G)    the Escrow Agreement duly executed by Buyer and, subject to the satisfaction of Section 2.03(b)(ii), the Sellers’ Representative.

(iv)    deliver to the Sellers’ Representative the Sellers’ Representative Expense Fund by wire transfer of immediately available funds to an account designated by the Sellers’ Representative, to be held pursuant to Section 8.01.

(v)    deliver to each Key Employee, an employment agreement in form and substance reasonably acceptable to Buyer and each Key Employee (each, an “Employment Agreement”), duly executed by Buyer.

(b)    At the Closing, the Sellers’ Representative shall deliver to Buyer:

(i)    written assignments of the Membership Interests held by each Seller to Buyer, in a form mutually agreed by the Sellers’ Representative and Buyer (the “Assignments”), duly executed by each Seller;

(ii)    the Escrow Agreement duly executed by the Sellers’ Representative;

(iii)    written resignations, in a form mutually agreed by the Sellers’ Representative and Buyer, effective as of the Closing Date, of each manager and officer of the Company (solely with respect to their officer and manager designations but not from employment by the Company) as the Buyer may have requested in writing prior to the Closing Date, duly executed by each such manager or officer;

(iv)    an employment agreement in form and substance reasonably acceptable to Buyer and each Key Employee (each, an “Employment Agreement”), duly executed by each Key Employee and the Company;

(v)    a certificate of the secretary, assistant secretary or manager of the Company dated as of the Closing Date and attaching (A) the Company’s Articles of Organization and all amendments thereto, certified by the State Corporation Commission of the Commonwealth of Virginia not more than seven (7) Business Days prior to the Closing Date; (B) the Operating Agreement; (C) a certificate of good standing of the Company certified by the State Corporation Commission of the Commonwealth of Virginia and each other jurisdiction in which the Company is qualified to do business issued not more than seven (7) Business Days prior to the Closing Date; (D) all resolutions of the board of managers of the Company authorizing and approving this Agreement and the Ancillary Documents and the Transactions; and (E) incumbency and signatures of the officers or manager(s) of the Company executing this Agreement or any Ancillary Document;

(vi)    evidence, in form and substance reasonably acceptable to Buyer, that those notices required to be given and Filings required to be made by any Seller or the Company in connection with the execution, delivery, and performance of this Agreement or the Ancillary Documents and the consummation and performance of the Transactions that are or are required to be set forth on Section 3.04 of the Disclosure Schedules have been duly given to or made with the appropriate Persons, and copies, in form and substance reasonably acceptable to Buyer, of those Consents required to be obtained by any Seller or the Company in connection with the execution, delivery, and performance of this Agreement or the Ancillary Documents and the consummation and performance of the Transactions that are or are required to be set forth on Section 3.04 of the Disclosure Schedules, duly executed by the appropriate Persons;

(vii)    payoff letters (the “Debt Payoff Letters”), in form and substance reasonably acceptable to Buyer, duly executed by the Lenders, providing for, upon the payment of all Closing Indebtedness owed by the Company to such Lender at the Closing, the termination of all Encumbrances held by such Lender with respect to the Assets of the Company (including authorization of the Company and the Company’s Representatives to file all necessary UCC-3 termination statements and other necessary documentation in connection with the termination of such Encumbrances);

(viii)    invoices (the “Invoices”) from the applicable Persons, dated no more than two (2) Business Days prior to the Closing Date, with respect to all Closing Transaction Expenses due and payable to such applicable Persons as of the Closing Date; and

(ix)    evidence, in form and substance reasonably acceptable to Buyer, that the Company has purchased “tail” policies (the “Tail Policies”) that (A) provide extended reporting period coverage under those insurance policies of the Company set forth on Annex D covering claims asserted within six (6) years after the Closing Date arising from action, event, development, or occurrence that occurred at or before the Closing (including consummation and performance of the Transactions) and (B) name as insureds thereunder all current and former directors, officers, and employees of the Company;

(x)    evidence, in form and substance reasonably acceptable to Buyer, that the Company has terminated those Contracts, Benefit Plans, and Insurance Policies set forth on Annex E, if any, in each case, in accordance with the terms of such Contract, Benefit Plans, and Insurance Policies;

(xi)    a certificate executed by each Seller, in form and substance reasonably acceptable to Buyer, duly completed pursuant to Treasury Regulation Section 1.1445-2(b) and Code Section 1446(f)(2) certifying that such Seller is not a foreign person;

(xii)    an electronic copy (e.g. CD-ROM or USB drive) of the Data Room as it exists immediately prior to the Closing; and

(xiii)    the PPP Escrow Agreement duly executed by the Company and the PPP Lender.

Section 2.04    Purchase Price Adjustment.

(a)    Closing Adjustment. Before the Closing, the Sellers’ Representative delivered to Buyer a statement (the “Estimated Closing Statement”) setting forth (i) the Sellers’ Representative’s good faith estimate of (A) Closing Working Capital (the “Estimated Closing Working Capital”), (B) Closing Cash (the “Estimated Closing Cash”), (C) Closing Indebtedness (the “Estimated Closing Indebtedness”), and (D) Closing Transaction Expenses (the “Estimated Closing Transaction Expenses”), and (ii) the Seller’s Representative’s calculation of the Estimated Cash Consideration, which statement contained an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), and a certificate of a Manager of the Company that the Estimated Closing Working Capital was calculated in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the calculation of Target Working Capital.

(b)    Post-Closing Adjustment. Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to the Sellers’ Representative a statement (the “Revised Closing Statement”) setting forth its good faith calculation of (i) Closing Working Capital (the “Revised Closing Working Capital”), (ii) Closing Cash (the “Revised Closing Cash”), (iii) Closing Indebtedness (the “Revised

Closing Indebtedness”), (iv) Closing Transaction Expenses (the “Revised Closing Transaction Expenses”), and (v) Revised Cash Consideration, which statement shall contain a balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), and a certificate of the Chief Financial Officer of Buyer that the Revised Closing Working Capital was calculated in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the calculation of Target Working Capital.

(c)    Examination and Review.

(i)    Examination. After receipt of the Revised Closing Statement, the Sellers’ Representative shall have thirty (30) days (the “Review Period”) to review the Revised Closing Statement. During the Review Period, the Sellers’ Representative and Sellers’ Accountants shall have reasonable access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Revised Closing Statement as the Sellers’ Representative may reasonably request for the purpose of reviewing the Revised Closing Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the business operations of Buyer or the Company.

(ii)    Objection. On or prior to the last day of the Review Period, the Sellers’ Representative may object to the Revised Closing Statement by delivering to Buyer a written statement setting forth the Sellers’ Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for the Sellers’ Representative’s disagreement therewith (the “Statement of Objections”). For avoidance of doubt, all other matters with respect to, and all other components of, the Revised Closing Statement not identified in the Statement of Objections as an item or amount in dispute will be binding and conclusive on the Parties for all purposes under this Agreement and not subject to further dispute or challenge absent manifest error. If the Sellers’ Representative fails to deliver the Statement of Objections before the expiration of the Review Period, (i) the Revised Closing Statement and all components thereof will be deemed final and binding on the Parties for all purposes under this Agreement and not subject to further dispute or challenge and (ii) the Revised Cash Consideration shall be deemed the Final Cash Consideration. If the Sellers’ Representative delivers the Statement of Objections before the expiration of the Review Period, Buyer and the Sellers’ Representative shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Revised Closing Statement (and all components thereof) with such changes as may have been previously agreed in writing by Buyer and the Sellers’ Representative shall be final and binding on the Parties for all purposes under this Agreement and not subject to further dispute or challenge and the Revised Cash Consideration as modified by written agreement of the Parties shall be deemed the Final Cash Consideration.

(iii)    Resolution of Disputes. If the Sellers’ Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to an impartial regionally or nationally recognized firm of independent certified public accountants mutually agreed to by Sellers’ Representative and Buyer (the “Independent Accountant”) who shall resolve the Disputed Amounts only and make adjustments to the Revised Closing Statement to reflect the Independent Accountant’s final determination as to the Disputed Amounts. The Parties agree that all adjustments shall be made without regard to materiality. If Disputed Amounts are submitted to the Independent Accountant for resolution, (i) Buyer and the Sellers’ Representative shall furnish, or cause to be furnished, to the Independent Accountant such work papers and other documents and information relating to such Disputed Amounts as the Independent Accountant requests and as are available to such Party or such Party’s Representatives and Buyer and the Sellers’ Representative will be afforded the opportunity to present to the Independent Accountant any material relating to such Disputed Amounts, (ii) Buyer and the Sellers’ Representative shall instruct the Independent Accounting Firm not to revise any element of the Revised Closing Statement that is not a Disputed Amount or assign a value to any element of a Disputed Amount greater than the largest value for such item claimed by either such Party or less than the smallest value for such item claimed by either such Party.

(iv)    Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by the Sellers, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Sellers or Buyer, respectively, bears to the aggregate amount actually contested by Sellers and Buyer. Buyer and the Sellers’ Representative shall instruct the Independent Accounting Firm to determine the amount of fees and expenses due from the Parties in the Independent Accountant’s final determination pursuant to this Section 2.04(c)(iv).

(v)    Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the Parties shall agree in writing) after the Independent Accountant’s engagement, and the Independent Accountant’s resolution of the Disputed Amounts and such determination (to the extent compliant with Section 2.04(c)(iii) and absent manifest error) will be final, binding, and conclusive on the Parties for all purposes under this Agreement and not subject to further dispute or challenge and will be used in the determination of the Final Cash Consideration and all components thereof. The Parties are entitled to enter and reduce to judgment any award given by the Independent Accountant in accordance with this Section 2.04(c)(v) in a court of competent jurisdiction if payment is not timely made in accordance with Section 2.04(d).

(d)    Payments of Post-Closing Adjustment. If the Final Cash Consideration exceeds the Estimated Cash Consideration, then, within two (2) Business Days after the final determination of the Final Cash Consideration in accordance with this Section 2.04, (i) Buyer shall pay to each Seller such Seller’s Pro Rata Share of the amount of such excess by wire transfer of immediately available funds to such Seller’s Purchase Price Bank Account, and (ii) Buyer and the Sellers’ Representative shall instruct the Escrow Agent to pay to each Seller such Seller’s Pro Rata Share of the then current balance of the Purchase Price Adjustment Escrow Fund in accordance with the Escrow Agreement. If the Estimated Cash Consideration exceeds the Final Cash Consideration, then, within two (2) Business Days after the final determination of the Final Cash Consideration in accordance with this Section 2.04, Buyer and the Sellers’ Representative shall instruct the Escrow Agent to pay to (A) Buyer the amount of such excess out of the then current balance of the Purchase Price Adjustment Escrow Fund in accordance with the Escrow Agreement, and (B) each Seller such Seller’s Pro Rata Share of the then remaining balance of the Purchase Price Adjustment Escrow Fund, if any after making such payment to Buyer, in accordance with the Escrow Agreement; provided, however, if the then current balance of the Purchase Price Adjustment Escrow Fund is insufficient to cover the entire amount payable to Buyer pursuant to clause (A) of this Section 2.04(d), then Sellers, Jointly/Severally, shall promptly pay to Buyer the unpaid portion of such amount by wire transfer of immediately available funds to the account designated by Buyer to the Sellers’ Representative in writing; provided, further, however, (but without limiting the foregoing) if the then current balance of the Purchase Price Adjustment Escrow Fund is insufficient to cover the entire amount payable to Buyer pursuant to this Section 2.04(d), Buyer may elect, in its sole discretion, to recover the shortfall from the Indemnification Escrow Fund (and, in the event of such election, the Sellers’ Representative and Buyer shall jointly instruct the Escrow Agent accordingly).

(e)    Adjustments for Tax Purposes. Any payments made pursuant to Section 2.04 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless (a) a final “determination” (as that term is defined for purposes of Code Section 1313 or corresponding state Laws) with respect to any such payment causes such payment not to be treated as an adjustment to the Purchase Price for Tax purposes or (b) as otherwise required by applicable Law.

Section 2.05    Closing. Subject to the terms and conditions of this Agreement, the consummation of the Transactions shall take place on the date hereof at a closing (the “Closing”) to be held at 10:00 a.m. (Eastern Standard Time) remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as the Sellers’ Representative and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”). The Closing shall be effective as of 12:00:01 a.m. (Eastern Standard Time) on the Closing Date (the “Effective Time”). All Transactions that are to occur on and as of the Closing Date will be deemed to have occurred simultaneously as of the Effective Time.

Section 2.06    Earnout.

(a)    If and to the extent earned in accordance with this Section 2.06 and Annex B to this Agreement, Sellers shall be entitled to an earnout payment (the “Earnout Payment”) from Buyer. The Earnout Payment for all purposes under this Agreement shall be calculated in accordance with Annex B.

(b)    As promptly as practicable, but in no event later than ninety (90) days after the end of the Earnout Period, Buyer shall prepare and deliver to the Sellers’ Representative a statement (the “Earnout Statement”) setting forth Buyer’s good faith calculation of EBITDA and the Earnout Payment, if any. After receipt of the Earnout Statement, the Sellers’ Representative shall have thirty (30) days (the “Earnout Review Period”) to review the Earnout Statement. During the Earnout Review Period, the Sellers’ Representative and Sellers’ Accountants shall have reasonable access to the books and records of the Company, the personnel of, and work papers prepared by Buyer and/or Buyer’s Accountants, to the extent that they relate to the Earnout Statement, as the Sellers’ Representative may reasonably request for the purpose of reviewing the Earnout Statement and to prepare an Earnout Objection Notice (defined below), provided, that such access shall be in a manner that does not interfere with the business operations of Buyer or the Company.

(c)    On or prior to the last day of the Earnout Review Period, the Sellers’ Representative may object to the Earnout Statement by delivering to Buyer a written notice setting forth the Sellers’ Representative’s objections to the Earnout Statement in reasonable detail, indicating each disputed item or amount and the basis for the Sellers’ Representative’s disagreement therewith (the “Earnout Objection Notice”). For avoidance of doubt, all other matters with respect to, and all other components of, the Earnout Statement not identified in the Earnout Objection Notice as an item or amount in dispute will be binding and conclusive on the Parties for all purposes under this Agreement and not subject to further dispute or challenge absent manifest error. If the Sellers’ Representative fails to deliver the Earnout Objection Notice before the expiration of the Earnout Review Period, the Earnout Statement and all components thereof (including Buyer’s calculation of the Earnout Payment) will be deemed final and binding on the Parties for all purposes under this Agreement and not subject to further dispute or challenge. If the Sellers’ Representative delivers the Earnout Objection Notice before the expiration of the Earnout Review Period, then the Parties shall resolve the matters in dispute in a manner consistent, mutatis mutandis, with the review and dispute procedures set forth in Section 2.04(c).

(d)    Except as set forth in Section 2.06(e) below, nothing contained in this Agreement shall restrict in any way management of Buyer from operating the Company and the Company’s businesses and operations in any respect and making all customer and other business decisions in the manner that Buyer’s management or board of directors deems appropriate in their sole discretion and without taking into consideration the impact of such actions on the Earnout Payment, if any. For avoidance of doubt, neither Buyer nor any of Buyer’s Affiliates (i) owes Sellers any fiduciary or other duty in respect of this

Section 2.06, (ii) is making any representations or warranties to Sellers with respect to the operations of the Company or the Company’s businesses after the Closing or with respect to any estimates or projections relating to EBITDA for the Earnout Period, or (iii) has any obligation in respect of this Section 2.06 other than an obligation to comply with the covenants and agreements expressly set forth in this Section 2.06 and in Annex B, it being the Parties’ intention that all other representations, warranties, covenants, obligations, and agreements, express or implied, in respect of this Section 2.06 and Annex B, and the earning or payment of the Earnout Payment, if any, are expressly waived and disclaimed by Sellers. Nothing in this Agreement will be interpreted as a restriction or limitation on Buyer’s or any of Buyer’s Affiliates’ rights and abilities (A) to acquire by purchase, exchange, or otherwise any other Person, whether or not engaged in a business similar or related to any of the businesses of the Company (an “Acquired Business”), or (B) to sell the Company or sell or assign all or any of the membership interests of the Company to another Person or to merge the Company with another Person (such other Person, a “Consolidating Business”). Sellers will have no rights or interests in, or relating to, any Acquired Business or any Consolidating Business.

(e)    Buyer shall not take any action with the knowing and primary purpose and intent of artificially preventing or decreasing in any material respect the earning of the Earnout Payment, if any. Buyer covenants and agrees that, during the Earnout Period and subject to Annex B, Buyer will:

(i)    operate the Company’s business as a separate business unit;

(ii)    maintain separate financial statements for such business unit;

(iii)    maintain the Company’s sales and marketing expenditures at a level consistent with the average monthly expenditures for the twelve (12) months immediately preceding the Closing Date (except to the extent reasonably necessary to conduct the business of the Company in the Ordinary Course or except as is otherwise commercially reasonable);

(iv)    refrain from a material increase in any expenses attributed to the business unit above the Company’s pre-Closing expenses for the twelve (12) months immediately preceding the Closing Date (except to the extent reasonably necessary to conduct the business of the Company in the Ordinary Course or except as is otherwise commercially reasonable);

(v)    refrain from intentionally diverting any revenues away from such business unit to any of Buyer’s other business units or any of its Affiliates; and

(vi)    credit all revenue generated from the sale of the Company Products to such business unit.

(f)    Sellers acknowledge and agree that there may be no Earnout Payment payable pursuant to the provisions of this Section 2.06 and that the right to receive the Earnout Payment, if any, pursuant to this Agreement: (i) does not represent an equity or other ownership interest in Buyer or any of Buyer’s Affiliates; (ii) does not carry voting, dividend, or liquidation rights; (iii) is not represented by any form of certificate or instrument; (iv) does not bear any interest; and (v) is not assignable or transferable (other than by testamentary disposition or the laws of intestacy).

(g)    Within two (2) Business Days after the final determination of the amount of the Earnout Payment, if any, in accordance with this Section 2.06, Buyer shall pay (i) to each Seller such Seller’s Pro Rata Share of the Earnout Payment by wire transfer of immediately available funds to such Seller’s Purchase Price Bank Account.

(h)    The Parties shall treat the payment of the Earnout Payment Amount made under this Section 2.06, if any, as an adjustment to the Purchase Price by the parties for Tax purposes, unless (a) a final “determination” (as that term is defined for purposes of Code Section 1313 or corresponding state Laws) with respect to any such payment causes such payment not to be treated as an adjustment to the Purchase Price for Tax purposes or (b) otherwise required by applicable Law.

Section 2.07    PPP Escrow Account. The PPP Escrow Amount shall be held by the Escrow Agent in the PPP Escrow Account until the earlier of (a) transfer of the PPP Escrow Amount to an escrow account established with the PPP Lender under the terms of an escrow agreement executed by the Company, the Sellers’ Representative and the PPP Lender (a “PPP Escrow Transfer”), or (b) such time as the PPP Lender and the applicable Governmental Authority have made a final determination regarding the forgiveness of the PPP Loan in accordance with applicable Law. In the event of a PPP Escrow Transfer, (i) references to the Escrow Agent in this Section 2.07 shall be deemed to refer to the PPP Lender, (ii) references to the PPP Escrow Account in this Section 2.07 shall be deemed to refer to the PPP Escrow Account as transferred to the PPP Lender in the PPP Escrow Transfer, (iii) references in this Section 2.07 to the PPP Escrow Amount shall refer to the amount so transferred to the PPP Lender in the PPP Escrow Transfer, (iv) Sellers shall bear all costs and expenses payable to the PPP Lender in connection with a PPP Escrow Transfer, including any escrow fees due in connection with establishing the escrow arrangement with the PPP Lender, and (v) to the extent that the PPP Lender requires that an amount in excess of the PPP Escrow Amount be deposited into escrow, Sellers shall be responsible for the deposit of such excess amount. Upon final determination of the PPP Lender and the applicable Governmental Authority regarding the forgiveness of the PPP Loan in accordance with applicable Law, (i) an amount equal to the portion of the PPP Loan not forgiven shall be disbursed from the PPP Escrow Account to the PPP Lender for repayment of any unforgiven portion of the PPP Loan, and (ii) the balance of the PPP Escrow Amount remaining in the PPP Escrow Account after the disbursement required pursuant to the foregoing clause (i) shall be disbursed to Sellers’ Representative for subsequent payment by Sellers’ Representative to Sellers in accordance with Sellers’ respective Pro Rata Shares. Promptly following such final determination, Sellers’ Representative and Buyer shall (or shall cause the Company to) take such action, including the execution and delivery of joint instructions, if applicable, as is reasonably necessary or required to instruct the PPP Lender to disburse the PPP Escrow Amount as required by this Section 2.07.

Section 2.08    Retention Bonus Escrow Agreement. The Retention Bonus Escrow Amount shall be held by the Escrow Agent pursuant to the Escrow Agreement until such time as a final determination is made by Buyer as to whether each Retention Bonus Recipient is entitled to payment of the his or her Retention Bonus pursuant to the terms of the applicable Retention Bonus Agreement. Upon a final determination by Buyer that a Retention Bonus Recipient is no longer eligible to receive the applicable Retention Bonus, an amount equal to such Retention Bonus shall be disbursed from the Retention Bonus Escrow Fund to Sellers’ Representative for subsequent payment by Sellers’ Representative to Sellers in accordance with Sellers’ respective Pro Rata Shares. Upon a final determination by Buyer that a Retention Bonus Recipient is entitled to receipt of the Retention Bonus pursuant to the terms of the applicable Retention Bonus Agreement, an amount equal to such Retention Bonus (plus the amount of any payroll or other Taxes owed by Buyer or the Company in connection with the payment of such Retention Bonus) shall be disbursed from the Retention Bonus Escrow Fund to Buyer. Promptly following a final determination with respect to each Retention Bonus Agreement, Sellers’ Representative and Buyer shall take such action, including the execution and delivery of joint instructions, as is reasonably necessary or required to instruct the Escrow Agent to disburse the Retention Bonus Escrow Fund (or applicable portion thereof) as required by this Section 2.08.

Section 2.09    Purchase Price Allocation. Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to the Sellers’ Representative a schedule (the “Allocation Schedule”) allocating the Purchase Price and any other items that are treated as additional purchase price for Tax purposes among the Assets of the Company. The Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. After receipt of the Allocation Schedule, the Sellers’ Representative shall have thirty (30) days (the “Allocation Review Period”) to deliver to Buyer a written notice setting forth any objections to the Allocation Schedule in reasonable detail (the “Allocation Objection Notice”). If the Sellers’ Representative fails to deliver the Allocation Objection Notice before the expiration of the Allocation Review Period, the Allocation Schedule will be deemed final and binding on the Parties for all purposes under this Agreement and not subject to further dispute or challenge. If the Sellers’ Representative delivers the Allocation Objection Notice before the expiration of the Allocation Review Period, then the Parties shall resolve the matters in dispute in a manner consistent, mutatis mutandis, with the review and dispute procedures set forth in Section 2.04(c). The Purchase Price shall be allocated among the Purchased Assets as set forth on the Allocation Schedule, as finally determined in accordance with this Section 2.09, for all Tax purposes (including the reporting of Sellers’ gain or loss and the determination of Buyer’s basis for income Tax purposes), and any adjustments to the Purchase Price shall be allocated among the Assets of the Company in a manner consistent with the Allocation Schedule. Buyer and Sellers agree to file (and cause their Affiliates and Representatives to file) their respective Tax Returns, reports, and forms (including IRS Form 8594) in a manner consistent with the final Allocation Schedule.

Section 2.10    Tax Withholding. Notwithstanding anything in this Agreement to the contrary, Buyer is entitled to deduct and withhold from any portion of the Purchase Price or other payment payable by Buyer pursuant to this Agreement such amounts that are required to be deducted and withheld under the Code or any other Law with respect to the making of such payment. To the extent that amounts are so deducted and withheld, such amounts will be deemed for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made and no deduction or withholding effectuated in accordance with this Section 2.10 will constitute or be deemed to constitute a breach of any of Buyer’s obligations under this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Disclosure Schedules, with each section of the Disclosure Schedules qualifying the correspondingly numbered and lettered Section of this Article III (subject to Section 9.04), Sellers represent and warrant to Buyer, as of the Closing Date (except for representations and warranties that address matters only as of a specified date, in which case as of such specified date), as follows:

Section 3.01    Organization, Authority and Qualification.

(a)    Each Seller (if a corporation or other entity) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or other formation.

(b)    The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia and has all necessary limited liability company power and authority to own, operate or lease the Assets now owned, operated or leased by it and to carry on its business as it is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the Assets owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where failure to obtain such licensing or qualification would not have a Material Adverse Effect.

(c)    The Company and the Sellers’ Representative have full power and authority (including full corporate, limited liability company, or other entity power and authority) to execute and deliver this Agreement and the Ancillary Documents to which he or it is a party and to perform his or its obligations hereunder and to consummate the Transactions. This Agreement has been duly and validly executed by the Company and the Sellers’ Representative, and this Agreement constitutes the valid and legally binding obligation of the Company and the Sellers’ Representative, enforceable against the Company and the Sellers’ Representative in accordance with its terms, except as enforceability is limited by bankruptcy laws, other similar laws affecting creditors’ rights, and general principles of equity affecting the availability of specific performance and other equitable remedies (the “Enforceability Exceptions”). Each of the Ancillary Documents has been duly and validly executed by the Company and the Sellers’ Representative to the extent a party thereto, and each such Ancillary Document constitutes the legal, valid, and binding obligation of the Company and the Sellers’ Representative, in each case, to the extent a party thereto, enforceable against the Company and the Seller representative that is a party thereto in accordance with the terms thereof, except as enforceability is limited by the Enforceability Exceptions. The execution, delivery and performance of this Agreement and all Ancillary Documents and the consummation of the Transactions, have been duly authorized by all requisite corporate, limited liability company, or other required action of the Company and the Sellers’ Representative, as applicable.

(d)    Each Seller has full power and authority (including full corporate, limited liability company, or other entity power and authority, as applicable) and capacity to execute and deliver this Agreement and the Ancillary Documents to which he, she or it is a party and to perform his, her, or its obligations hereunder and to consummate the Transactions. This Agreement has been duly and validly executed by each Seller, and this Agreement constitutes the valid and legally binding obligation of each Seller, enforceable against such Seller in accordance with its terms, except as enforceability is limited by the Enforceability Exceptions. Each of the Ancillary Documents has been duly and validly executed by each Seller to the extent a party thereto, and each such Ancillary Document constitutes the legal, valid, and binding obligation of each Seller to the extent a party thereto, enforceable against such Seller in accordance with the terms thereof, except as enforceability is limited by the Enforceability Exceptions. The execution, delivery and performance of this Agreement and all Ancillary Documents and the consummation of the Transactions, have been duly authorized by all requisite corporate, limited liability company, or other required action of each Seller, as applicable.

Section 3.02    Membership Interests; Capitalization.

(a)    The Membership Interests constitute 100% of the total issued and outstanding securities of the Company. The Membership Interests have been duly authorized and are validly issued, fully-paid and non-assessable. None of the Membership Interests were offered, sold, or issued in violation of the Securities Act or any other applicable Law relating to the offer, sale, or issuance of securities. The Company is not under any obligation, contingent or otherwise, to register any of the Membership Interests under the Securities Act or any other applicable Law. There are no outstanding options, warrants, calls, rights, convertible or exchangeable securities, profits interests, or other rights, obligations, or Contracts of any character (i) relating to any of the securities of, or any other ownership or other interest in, the Company, or (ii) requiring any payments, directly or indirectly (in whole or in part), based on the price or value of the membership interests or other securities of the Company. There are no rights, obligations, or Contracts, contingent or otherwise, of the Company to purchase, redeem, or otherwise acquire any of the securities of the Company (other than this Agreement). Other than the Operating Agreement, there are no voting trusts, proxies, or other Contracts or understandings in effect with respect to the voting or transfer of any of the securities or other interests of the Company.

(b)    Each Seller holds of record and owns beneficially, and has good, valid, and marketable title to, those Membership Interests set forth next to his, her, or its name in Annex A hereto, free and clear of any Encumbrances (other than statutory transfer restrictions generally imposed on securities under the Securities Act and applicable state securities Laws). No Seller is a party to any option, warrant, purchase right, or other Contract or commitment (other than this Agreement) that could require such Seller to sell, transfer, or otherwise dispose of any Membership Interests. Other than the Operating Agreement, no Seller is a party to any voting trust, proxy, or other Contract or understanding with respect to the voting of any Membership Interest. Upon the consummation of the Transactions in accordance with the terms hereof, Buyer shall acquire good and valid title to the Membership Interests, free and clear of all Encumbrances, other than Encumbrances created by Buyer.

Section 3.03    No Subsidiaries. The Company (a) does not own and has never owned any Subsidiaries, and (b) does not and has not otherwise controlled, directly or indirectly, any other Person.

Section 3.04    No Conflicts; Consents.

(a)    The execution, delivery or performance of this Agreement and the Ancillary Documents by the Company or the Sellers’ Representative, and the consummation of the Transactions, do not and will not: (i) contravene, conflict with, or result in a violation or breach of any provision of the Organizational Documents of the Company; (ii) contravene, conflict with, or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company or the Sellers’ Representative; (iii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any material contract to which the Sellers’ Representative is a party or by which the Sellers’ Representative is bound or any Material Contract, (iv) result in the creation or imposition of any Encumbrance of the Assets of the Company (other than Permitted Encumbrances) or any of the Membership Interests. No Consent, approval, Permit, Governmental Order, declaration or Filing with, or notice to, any Person is required by or with respect the Company or the Sellers’ Representative in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the Transactions.

(b)    The execution, delivery or performance of this Agreement and the Ancillary Documents by each Sellers, and the consummation of the Transactions, do not and will not: (i) contravene, conflict with, or result in a violation or breach of any provision of the Organizational Documents of any Seller (if not an individual); (ii) contravene, conflict with, or result in a violation or breach of any provision of any Law or Governmental Order applicable to such Seller; (iii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any material contract to which such Seller is a party or by which such Seller is bound; (iv) result in the creation or imposition of any Encumbrance of the Assets of the Company (other than Permitted Encumbrances) or any of the Membership Interests. No Consent, approval, Permit, Governmental Order, declaration or Filing with, or notice to, any Person is required by or with respect to any Seller in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the Transactions.

Section 3.05    Financial Information.

(a)    Copies of the Company’s unaudited financial statements consisting of the balance sheet of the Company as of December 31st in each of the years 2017, 2018, 2019, and 2020 and the related statements of income and retained earnings, members’ equity and cash flow for the years then ended (the “Annual Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as of March 31, 2021 and the related statements of income and retained earnings, members’ equity and cash flow for the three-month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) have been made available to Buyer in the Data Room. The Financial Statements have been prepared on a cash basis applied on a consistent basis throughout the period involved, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2020 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of March 31, 2021 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

(b)    The Company has established and maintained an unwritten system of internal controls, including policies and procedures, that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the Assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with the historic accounting practices of the Company, and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of the board of managers and management of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Assets of the Company that could have a material effect on the Company’s financial statements.

(c)    The Company applied for, and received, the PPP Loan. At the time of submitting the application for the PPP Loan, and at all relevant times thereafter, the Company was eligible to receive the PPP Loan and had a good faith belief that current economic uncertainty made the proceeds of the PPP Loan necessary to support the ongoing operations of the Company, taking into account the Company’s current business activity and the Company’s ability to access other sources of liquidity sufficient to support the Company’s ongoing operations in a manner not significantly detrimental to the Company. The Company has used the proceeds from the PPP Loan exclusively for CARES Act Forgivable Uses in the manner required under the CARES Act to ensure the PPP Loan will be forgiven to the maximum extent possible by the applicable Governmental Authority and the PPP Lender, after giving effect to the Transactions. At least sixty percent (60%) of the proceeds from the PPP Loan were used by the Company for Payroll Costs and all Payroll Costs were calculated as required by the CARES Act and all rules and regulations promulgated by the SBA thereunder. All Non-Payroll Costs paid using proceeds from the PPP Loan were incurred pursuant to obligations or Contracts in existence prior to February 15, 2020. Accurate and complete copies of all documents and records pertaining to the PPP Loan and the use of the proceeds from the PPP Loan have been made available to Buyer in the Data Room. The Company has submitted a final application for forgiveness with respect to the PPP Loan and has provided accurate and complete copies of the documents and records pertaining thereto to Buyer. The Company has obtained all required Consents from the PPP Lender in connection with the execution, delivery, and performance of this Agreement and the Ancillary Documents and the consummation and performance of the Transactions and has established or otherwise made accommodations with the PPP Lender as may be necessary to comply with SBA Procedural Notice Number 5000-20057 issued on October 2, 2020 as a result of the execution, delivery, and performance of this Agreement and Ancillary Documents and the consummation and performance of the Transactions.

Section 3.06    Undisclosed Liabilities. The Company has no Liabilities, except (i) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (ii) current Liabilities which have been incurred in the Ordinary Course since the Balance Sheet Date and which are not material in amount (either individually or in the aggregate) and none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract or warranty, infringement, professional error or omission, act or event creating a severance obligation, wrongful discharge claim, or similar Liability, tort, violation of any Law, or Proceeding.

Section 3.07    Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by the Agreement, from the Interim Balance Sheet Date until the Closing Date, (i) the Company has (A) operated solely in the Ordinary Course, (B) used commercially reasonable efforts to (1) maintain, keep, and preserve the Company’s Assets in good condition and repair, (2) preserve the Company’s businesses and operations intact, (3) keep available the services of the Company’s employees and independent contractors, and (4) preserve the goodwill of the Company’s customers, suppliers, distributors, lessors, lessees, licensors, licensees, creditors, employees, and independent contractors, as well as all others having business dealings or relations with the Company, in each case in all material respects, and (ii) there has not been, with respect to the Company, any:

(a)    Material Adverse Effect;

(b)    amendment of the Organizational Documents of the Company;

(c)    split, combination or reclassification of any membership interests in the Company;

(d)    issuance, sale or other disposition of any membership interests in the Company, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any membership interests in the Company;

(e)    declaration or payment of any distributions on or in respect of any membership interests in the Company or redemption, purchase or acquisition of any of the Company’s outstanding membership interests;

(f)    material change in any method of accounting or accounting practice of the Company, except as required by applicable Law or as disclosed in the notes to the Financial Statements;

(g)    incurrence, assumption or guarantee of any Indebtedness, except unsecured accounts payable incurred in the Ordinary Course;

(h)    sale or other disposition of any of the assets shown or reflected on the Balance Sheet, except in the Ordinary Course and except for any assets having an aggregate value of less than $10,000.00;

(i)    acquisition by merger or consolidation with, or by purchase of a substantial portion of the Assets, stock or other equity of, or by any other manner, any business or any Person or any division thereof;

(j)    entry into any new line of business, entry into any Contract, or other action taken with respect to the opening, relocation, or closing of any branch, office, servicing, or other facility by, or abandonment or discontinuance of any existing lines of business of, the Company;

(k)    purchase, lease, license, or other acquisition of the right to own, lease, license, operate, or use any Assets by the Company for an amount in excess of $10,000, individually (in the case of a lease or license, per annum), or $10,000 in the aggregate (in the case of a lease or license, for the entire term of the lease or license, respectively), other than in the Ordinary Course;

(l)    transfer, assignment, sale, lease, license, or other disposition of, or Encumbrance (other than Permitted Encumbrances) placed upon, any of the Assets of the Company, except in the Ordinary Course and except to Buyer pursuant to the Transactions;

(m)    material damage, destruction, theft, or loss, or any material interruption in use, of any of the Assets of the Company, or any personal injury loss affecting the Company, in each case, whether or not covered by insurance;

(n)    transfer, assignment, sale, lease, license, or other disposition of any material rights under or with respect to any Company Intellectual Property or disclosure of any confidential or proprietary information regarding the Company or any of its businesses or operations, other than pursuant to any Contract for the sale or license of any Company Products entered into in in the Ordinary Course or to Buyer pursuant to the Transactions;

(o)    failure to spend funds for any planned or budgeted capital expenditure projects of the Company;

(p)    change in the cash management practices and policies, practices, and procedures of the Company with respect to collection of accounts and notes receivable, establishment of reserves for uncollectible accounts and notes receivable, accrual of accounts and notes receivable, payment of accounts and notes payable, inventory control, prepayment of expenses, or deferral of revenue, including (i) taking (or omitting to take) any action that would have the effect of accelerating revenues, accelerating cash receipts, or accelerating the collection of accounts receivable or notes receivable to pre-Closing periods that would otherwise be expected to take place or be incurred in post-Closing periods, or (ii) taking (or omitting to take) any action that would have the effect of delaying or postponing the payment of any accounts payable or notes payable to post-Closing periods that would otherwise be expected to be paid in pre-Closing periods;

(q)    action by the Company to make, change, or rescind any Tax election or amend any Tax Return, or closing agreement or voluntary disclosure agreement entered into, settlement of any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or other similar action relating to the filing of any Tax Return or the payment of any Tax by the Company;

(r)    cancellation of any material debts, entitlements, or claims or amendment, termination, or waiver of any material rights constituting Assets of the Company;

(s)    amendment, modification, waiver, renewal, termination, cancellation, or assignment of, any Material Contract, Company Permit, or any other Contract or Governmental Authorization that, but for such amendment, modification, waiver, termination, cancellation, or assignment, would have been a Material Contract or Company Permit;

(t)    adoption, modification, or termination of any (i) employment, severance, retention, or other Contract with any current or former director, officer, employee, or independent contractor of the Company, (ii) Benefit Plan or other fringe or employee benefit plan, program, or Contract that, but for such modification or termination, would have been a Benefit Plan, or (iii) collective bargaining or other Contract with a union or other labor organization or association, in each case whether written or oral;

(u)    (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension, or other compensation or benefits in respect of any of the employees or independent contractors of the Company, (ii) change in the terms of employment or engagement for any employee or independent contractor of the Company, (iii) termination of any employees of the Company, (iv) hiring or promoting of any employee or independent contractor of the Company, or (v) action to accelerate the vesting or payment of any compensation or benefit for any employee or independent contractor of the Company, except, in each case, in the Ordinary Course;

(v)    loan to, or forgiveness of any loan to, or entry into any other Contract or transaction with, any Related Person;

(w)    commencement, compromise, or settlement of any Proceeding by or against the Company;

(x)    adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law; or

(y)     any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.08    Material Contracts.

(a)    Section 3.08(a) of the Disclosure Schedules lists each of the following executory Contracts of the Company (the “Material Contracts”):

(i)    each Contract of the Company (A) involving aggregate annual consideration in excess of $75,000 or (B) requiring performance by the Company more than one year from the effective date of such Material Contract if such Material Contract cannot be cancelled or terminated by the Company without penalty or without more than ninety (90) days prior written notice (with respect to clause (B), other than customer Contracts entered into in the Ordinary Course with a term of greater than one (1) year);

(ii)    all Contracts that relate to the sale of any of the Company’s Assets, other than in the Ordinary Course;

(iii)    all Contracts that relate to the acquisition of any business, or a material amount of Assets of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of Assets or otherwise);

(iv)    except for Contracts relating to trade receivables incurred in the Ordinary Course, all Contracts relating to any Indebtedness (including, without limitation, guarantees) of the Company;

(v)    all Contracts between or among the Company on the one hand and any Seller or any Affiliate of any Seller (other than the Company) on the other hand;

(vi)    all collective bargaining Contracts or other Contracts with any labor organization, union or association to which the Company is a party;

(vii)    any Contract with a Material Customer or Material Supplier;

(viii)    any Contract that requires the Company or any of its Affiliates to purchase the Company’s or such Affiliate’s total requirements of any product or service from another Person or contains “take or pay” provisions;

(ix)    any Contract that grants any “most favored nations” or similar rights;

(x)    any Contract that provides for payments based, in whole or in part, on profits, revenues, fee income, or other financial performance measures of the Company or any of its Affiliates;

(xi)    any dealer, distribution, joint venture, strategic alliance, partnership, or other similar Contract involving co-investment with another Person to which the Company is a party or by which the Company or any of the Company’s Assets is otherwise bound;

(xii)    any franchise, agency, sales promotion, market research, marketing, consulting, or advertising Contract to which the Company is a party or by which the Company or any of the Company’s Assets is otherwise bound requiring aggregate annual payments to or from the Company in excess of $25,000 in either of the past two (2) calendar years;

(xiii)    any Contract that restricts the Company or any of its Affiliates from acquiring any security or business;

(xiv)    any Contract that grants any Preferential Right with respect to any securities (including both debt and equity) of the Company (including the Membership Interests) or any of its Affiliates or any of the Company’s or any of its Affiliates’ Assets, business, or operations, or that otherwise limits or purports to limit the ability of the Company or any of its Affiliates to own, operate (other than industry standard mutual non-solicitation of employee provisions contained in agreements with the Company’s channel partners entered into in the Ordinary Course), sell, transfer, pledge, or otherwise dispose of any of the Company’s or any of its Affiliates’ Assets, businesses, or operations;

(xv)    any Contract that involves the liquidation or dissolution of the Company, the issuance or sale of any securities, the sale of any material portion of the Assets of the Company, or the acquisition of any securities or material portion of the Assets of any Person by the Company, in any business combination transaction (whether by merger, sale of securities, sale of Assets, or otherwise), including any Contract that provides for the payment of any earnout or other similar contingent purchase price payments in the future;

(xvi)    any Contract to which any Seller or the Company is a party or by which any such Person or any of such Person’s Assets is otherwise bound that (A) relates to any securities of the Company, including the Operating Agreement and any other such Contract that purports to grant any Preferential Right with respect to or Encumbrance on any such securities, (B) provides for any options, warrants, calls, rights, convertible or exchangeable securities, stock appreciation rights, phantom stock, profit participation rights, profits interests, or other rights or obligations of any character with respect to any securities of the Company, or (C) requires any payments, directly or indirectly (in whole or in part), based on the price or value of any securities by the Company;

(xvii)    any Contract that provides for the payment of any cash or other compensation or benefits upon or in connection with the execution and delivery of any of this Agreement or the Ancillary Documents or the consummation and performance of the Transactions;

(xviii)    any Contract pursuant to which the Company is a (sub)lessor, (sub)lessee, or guarantor of (A) any machinery, equipment, motor vehicles, office furniture, fixtures, or other personal property that by its terms requires the payment of more than $10,000 during any twelve (12) month period, or (B) any real property, including the Real Property Leases;

(xix)    any fidelity or surety bond covering the Company or any of its managers, directors, officers, or employees;

(xx)    any Contract with any Governmental Authority;

(xxi)    any settlement, conciliation, or similar Contract to which the Company is a party or by which the Company or any of the Company’s Assets is otherwise bound and either (A) contains ongoing or future obligations on the part of the Company or any of its Affiliates or (B) has a value or involves payments in excess of $5,000;

(xxii)    any Contract containing covenants that in any way purports to (A) restrict the business activity of the Company or any of its Affiliates, or (B) limit the freedom of the Company or any of its Affiliates to engage in any line of business, to compete with any Person, or to solicit, engage with, hire (other than industry standard mutual non-solicitation of employee provisions contained in agreements with the Company’s channel partners entered into in the Ordinary Course), or otherwise contract or otherwise do business with any potential customer, supplier, distributor, lessor, lessee, licensor, licensee, employee, independent contractor, or any other Person, in each case, other than with respect to confidentiality obligations under industry standard non-disclosure or confidentiality agreements entered into in the Ordinary Course;

(xxiii)    any Contract that provides for the indemnification of any Person (other than as required by applicable Law) or the assumption or guarantee of any Tax, environmental, or other Liability of any Person other than commercial agreements containing industry standard indemnification obligations entered into by the Company in the Ordinary Course;

(xxiv)    any power of attorney or proxy (revocable or irrevocable) granted by or on behalf of the Company;

(xxv)    any Contract that relates to the creation, development, sale, transfer, distribution, licensing, or sublicensing of any Intellectual Property, including the Company IP Agreements, other than Contracts for sale or license of Company Products entered into in the Ordinary Course;

(xxvi)    any Contract with any current employee or independent contractor of the Company or any current Related Person; and

(xxvii)    each commitment to enter into any of the foregoing.

(b)    (i) Each of the Material Contracts is in full force and effect, and is a legal, valid, binding, and enforceable (except as enforceability is limited by the Enforceability Exceptions) obligation of the Company and, to the Knowledge of Sellers, each other party thereto, (ii) the Company and, to the Knowledge of Sellers, each other party to the Material Contracts have complied with the terms of the Material Contracts in all material respects, and (iii) the Company and, to the Knowledge of Sellers, each other party to the Material Contracts (A) have performed all material obligations required to be performed by them respectively under the Material Contracts and (B) are not currently, and for the prior two (2) years have not been, in breach of or default under the Material Contracts in any material respect, and (iv) none of Sellers or the Company has received or given any notice of (A) breach or default or (B) force majeure, impossibility of performance, frustration of purpose, or similar notices of non-performance, in each case with respect to the foregoing clauses (iv)(A) and (iv)(B), with respect to any Material Contract and, to Knowledge of Sellers, no event has occurred or circumstance exists (including execution, delivery, and performance of this Agreement or the Ancillary Documents and consummation and performance of the Transactions) that, with or without notice or lapse of time or both, (A) would give rise to, or serve as a basis for, any such breach or default or would give any Person the right to declare a default or exercise any remedy under, accelerate the maturity or performance of or payment under, or cancel, terminate, or modify any Material Contract, or (B) would cause any Material Contract to not be in full force and effect and a legal, valid, binding, and enforceable (except as enforceability is limited by the Enforceability Exceptions) obligation of the parties thereto. During the prior two (2) years, the Company has not released or waived any material rights under any Material Contract.

(c)    There are no renegotiations regarding or outstanding rights to negotiate any amounts to be paid or payable to or by the Company under any of the Material Contracts, except with respect to immaterial amounts in the Ordinary Course, and no Person has made a demand for such negotiations. The Company does not have any outstanding bid or sale or service proposal that was bid as a loss leader or anticipated or reasonably likely to result in a loss to the Company upon fulfillment. None of the Material Contracts contemplate or require that the Company or any of the Company’s equity holders has been, is currently, or will be qualified for any special contracting status (e.g., disabled veteran, minority owned business, woman owned business, small business owner, etc.).

(d)    The Company has made available to Buyer in the Data Room accurate and complete copies of each written Material Contract, and has made available to Buyer in the Data Room an accurate and complete description of the material terms of each oral Material Contract.

Section 3.09    Title to Assets; Real Property.

(a)    The Company has good, valid, and marketable title to, or a valid and enforceable leasehold interest in, all Assets used or held for use in the Business, including all such Assets reflected in the Balance Sheet or acquired after the Balance Sheet Date, other than Assets sold or otherwise disposed of in the Ordinary Course since the Balance Sheet Date. The tangible Assets of the Company are in good operating condition and repair, ordinary wear and tear excepted, and none of which are in need of maintenance or repair, except for ordinary, routine maintenance and repair that are not material in nature or cost. At the Closing, the Assets of the Company will include all of those Assets necessary to conduct the businesses and operations of the Company as presently conducted, and none of Sellers have or will have possession or title to any such Assets. All such Assets (including leasehold interests) are free and clear of Encumbrances except Permitted Encumbrances.

(b)    The Company does not lease or own, and has not leased or owned, any Real Property, and the Company does not hold any options or rights to acquire any real property and is not obligated or bound by any options, obligations, or rights of first refusal or contractual rights to sell, lease, or purchase any real property.

Section 3.10    Intellectual Property.

(a)    Section 3.10(a) of the Disclosure Schedules contains a correct, current, and complete list of (i) all Company IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; (ii) all unregistered Trademarks included in the Company Intellectual Property; and (C) all proprietary Software of the Company used or held for use in the Company’s business as currently conducted; and (iii) all Licensed Intellectual Property, including for all Licensed Intellectual Property, a description of the applicable Company IP Agreement.

(b)    Section 3.10(b) of the Disclosure Schedules contains a correct, current and complete list of all Company IP Agreements, specifying for each the date, title, parties thereto, and whether such Company IP Agreement involves an “inbound” license or an “outbound” license. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. The Company is not and has not been (and, to Sellers’ Knowledge, has not been alleged at any time to be) in material breach of or default under, and has not provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement. To Sellers’ Knowledge, no other party to a Company IP Agreement is currently, or has been, in material breach or default thereof or has any intention to terminate (including by non-renewal) such agreement.

(c)    The Company is the sole and exclusive legal and beneficial owner of all right, title and interest in and to the Company Intellectual Property, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Company’s business as currently conducted, including the Licensed Intellectual Property, in each case, free and clear of Encumbrances other than Permitted Encumbrances. The Company has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who is or was materially involved in or has materially contributed to the invention, creation or development of any Intellectual Property during the course of employment or engagement with the Company whereby such employee or independent contractor (i) acknowledges the Company’s exclusive ownership of all Intellectual Property invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company; (ii) grants to the Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law.

(d)    Section 3.10(d) of the Disclosure Schedules is an accurate and complete list (by name and version number) of all product and service offerings (including Software) of the Company that have been offered for sale, sold, leased, licensed, distributed or otherwise made available in return for consideration or that the Company intends to offer for sale, sell, lease, license, distribute or otherwise make available in return for consideration in the future, including any products or service offerings under development, in each case, since January 1, 2016 (collectively, the “Company Products”). Section 3.10(d) of the Disclosure Schedules also list all third-party Intellectual Property that is incorporated into, integrated into, or bundled with the Company Products and identifies (i) the applicable Company IP Agreement under which such third-party Intellectual Property is licensed to the Company, and (ii) the Company Product into or with which the third-party Intellectual Property is incorporated, integrated, or bundled. Each such Company IP Agreement includes a valid, written license to the third party Intellectual Property incorporated, integrated or bundled into the Company Products.

(e)    There are no problems, defects or deficiencies in the Software owned by the Company that (i) prevent such Software from operating substantially as described in its related documentation or specifications, (ii) prevent such Software from operating in all material respects as warranted to any Person, or (iii) prevent the Company from conducting their businesses as presently conducted. The Company Intellectual Property include all source code, object code and other documentation and materials necessary to compile and operate the Company Products, including installation and user documentation, engineering specifications, flow charts and know-how reasonably necessary for the use, maintenance, enhancement, development and other exploitation of the Company Products. The Company Products operate and perform in accordance with their documentation and functional specifications in all material respects, and otherwise as required in connection with the conduct of the businesses of the Company.

(f)    Neither the execution, delivery or performance of this Agreement, nor the consummation of the Transactions, will result in the loss or material impairment of, or require the Consent of any other Person in respect of, the Company’s right to own or use any Company Intellectual Property or Licensed Intellectual Property.

(g)    All of the Company’s rights in and to the Company Intellectual Property and Licensed Intellectual Property are valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect and have not been cancelled or abandoned. The Company has taken all reasonable and necessary steps to maintain and enforce its rights in the Company Intellectual Property and Licensed Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. All disclosures of Company Intellectual Property by the Company to other Persons have been made pursuant to non-disclosure agreements that protect the confidentiality of such Company Intellectual Property and restrict the use of such Company Intellectual Property to an identified purpose. No actions must be taken within ninety (90) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any response to an official action of a Governmental Authority or the filing of any application for the purpose of obtaining, maintaining, perfecting, preserving or renewing any of the Company Intellectual Property.

(h)    The conduct of the Company’s business as currently and formerly conducted, including the use of the Company Intellectual Property and Licensed Intellectual Property in connection therewith, and the Company Products, have not infringed, misappropriated or otherwise violated the Intellectual Property or other rights of any Person. To Sellers’ Knowledge, no Person has infringed, misappropriated or otherwise violated any Company Intellectual Property or its rights in the Licensed Intellectual Property.

(i)    The Company has not been party to or provided or received written notice of and, to Sellers’ Knowledge, no grounds exist for, any Proceedings (including any opposition, cancellation, revocation, review or other Proceeding), whether settled or pending (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation or other violation by the Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability or ownership of any Company Intellectual Property or Licensed Intellectual Property or the Company’s right, title, or interest in or to any Company Intellectual Property or Licensed Intellectual Property; or (iii) by the Company or by the owner of any Licensed Intellectual Property alleging any infringement, misappropriation, or other violation by any Person of the Company Intellectual Property or such Licensed Intellectual Property. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to materially restrict or impair the use of any Company Intellectual Property.

(j)     The Company has obtained and possess valid licenses to use all of the Software programs present on the computers and other software-enabled electronic devices and Information Systems that the Company use in connection with its businesses. The Company is in compliance with, and has paid in full, a sufficient number of licenses for the operation of such Software and Information Systems.

(k)    Neither this Agreement nor the Transactions will result in any Person being granted rights or access to, or the placement in or release from escrow or similar arrangement, any Company Intellectual Property or Licensed Intellectual Property, including source code for any Software owned or used by the Company. The Company has not disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code for any Software owned or used by the Company that the Company does not, in the Ordinary Course, provide or make available in source code or human readable form. With the exception of the grant of non-exclusive licenses of the Company Products by the Company in the Ordinary Course, to the Knowledge of Sellers, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company to any Person of any source code for any Software owned or used by the Company. Except for disclosures to the employees, contractors and consultants of the

Company in the Ordinary Course, Section 3.10(k) of the Disclosure Schedules identifies each Contract pursuant to which the Company has deposited, or is or could be required to deposit, with an escrow-holder or any other Person, any source code for any Software owned or used by the Company, and describes whether the execution of this Agreement or the transaction, in and of itself, would reasonably be expected to result in the release from escrow of any source code for any Software owned or used by the Company.

Section 3.11    Insurance. Section 3.11 of the Disclosure Schedules sets forth a complete and accurate list, as of the Closing Date, of all material insurance policies maintained by the Company or with respect to which the Company is a named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”), including policy numbers, names of insurers, liability or risk covered, and amounts of coverage. All Insurance Policies are (a) in full force and effect, (b) are sufficient for compliance in all material respects by the Company with all Laws and Contracts requiring the Company to maintain insurance to which the Company is a party or otherwise bound, and (c) are valid, outstanding, and enforceable policies, and the Company is not in default in any material respect thereunder and all premiums due on such Insurance Policies have been paid. There are no pending or, to the Knowledge of Sellers, threatened claims under any such Insurance Policy and, to the Knowledge of Sellers, no circumstances exist that could give rise to a claim under any such Insurance Policy. Section 3.11 of the Disclosure Schedules sets forth an accurate and complete list of all pending claims and all claims made or paid under the Insurance Policies maintained by the Company or with respect to which the Company was a named insured or otherwise the beneficiary of coverage since January 1, 2019.

Section 3.12    Legal Proceedings; Governmental Orders.

(a)    There are, and for the past six (6) years there have been, no Proceedings pending or, to Sellers’ Knowledge, threatened against or by the Company, or any affecting any of its Assets (or by or against any Seller or any Affiliate thereof and relating to the Company) and, to the Knowledge of Sellers, no event has occurred or circumstance exists that, with or without notice or lapse of time or both, would give rise to, or serve as a basis for, any such Proceeding. There are no Proceedings pending or, to the Knowledge of Sellers, threatened by or against any Seller or the Company that challenge, or that would have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Transactions.

(b)    There are no Governmental Orders against or affecting the Company or any of its Assets or Liabilities, and, to the Knowledge of Sellers, no event has occurred or circumstance exists that, with or without notice or lapse of time or both, would give rise to, or serve as a basis for, any such Governmental Order. There is no Governmental Order to which any Seller or the Company is subject or bound that would have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Transactions.

Section 3.13    Compliance with Laws.

(a)    The Company is, and at all times has been, in compliance in all material respects with all Laws applicable to it or its business or Assets. None of Sellers or the Company has received any written notice from any Governmental Authority or other Person (i) regarding any actual, alleged, or potential violation of or failure to comply with any Law by the Company, or (ii) requiring the Company to enter into or consent to the issuance of any cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any resolutions or similar undertakings. To the Knowledge of Sellers, no investigation or inquiry is being or has been conducted by any Governmental Authority with respect to the Company or any of the Company’s businesses or operations.

(b)    Neither the Company nor any of the Company’s Affiliates or any of the Company’s or its Affiliates’ respective Representatives (with respect to any matter relating to the Company) has, directly or indirectly, (i) taken any action that would constitute a violation of any applicable Anti-Bribery Laws, (ii) made, agreed to make, or offered the payment or giving of, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback, contribution, loan, donation, or other payment of gift of money or anything of value (including meals and entertainment) to any (A) official, officer, employee, or ceremonial office holder of any (1) Governmental Authority or instrumentality thereof, (2) supra-national organization (such as the United Nations), or (3) political party or political campaign (including to any political candidate or otherwise relating to any political activity), (B) any royal family member, or (C) any other Person who is connected or associated personally with any of the foregoing, that is prohibited under any applicable Law or otherwise for the purpose of influencing any act or decision of such beneficiary in such beneficiary’s official capacity, inducing such beneficiary to do or omit from doing any act in violation of such beneficiary’s lawful duty, securing any improper advantage, or inducting such beneficiary to use such beneficiary’s influence with a Governmental Authority or instrumentality thereof to affect or influence any act or decision of such Governmental Authority or instrumentality (each, a “Prohibited Payment”), (iii) failed, with respect to any financial statement, billing statement, Filing, or Tax Return associated with such Person’s business, to render such financial statement, billing statement, Filing, or Tax Return so as to reflect properly the facts about all payments made, services performed, and transactions handled by, for, or on behalf of the Company, or (iv) been subject to any investigation by any Governmental Authority with regard to any actual or alleged Prohibited Payment.

(c)    The operations of the Company are, and at all times have been, conducted in compliance with all applicable Anti-Money Laundering Laws.

Section 3.14    Permits.

(a)    All material Permits required for the Company to conduct its business have been obtained by the Company and are (and, since the date of issuance, have been) in good standing, valid and in full force and effect (the “Company Permits”). Set forth on Section 3.14(a) of the Disclosure Schedules is an accurate and complete list of all of the Company Permits, along with the issuance and expiration date of each of the Company Permits and the identity of the Governmental Authority that issued each of the Company Permits. The consummation and performance of the Transactions will not terminate or adversely affect any of the Company Permits. None of Sellers or the Company has received any written notice from any Governmental Authority (i) asserting any unresolved violation of, or failure to comply with, any requirement of any of the Company Permits or (ii) notifying such Person of the revocation, withdrawal, termination, suspension, limitation, variation, amendment, or non-renewal of any of the Company Permits.

(b)    (i) The Company is currently, and at all times has been, in compliance in all material respects with all of the terms and requirements of each of the Company Permits, (ii) no conditions, penalties, or other disciplinary sanctions have been imposed in relation to any of the Company Permits, and, to the Knowledge of Sellers, no event has occurred or circumstance exists that, with or without notice or lapse of time or both, would give rise to, or serve as a basis for, (A) the revocation, withdrawal, termination, suspension, limitation, variation, amendment, or non-renewal of any of the Company Permits or (B) any penalty or other disciplinary sanction in connection with any of the Company Permits, and (iii) all applications required to have been filed for the renewal of each of the Company Permits have been duly filed on a timely basis with the appropriate Governmental Authorities, and all other Filings required to have been made with respect to such Company Permits have been duly made on a timely basis with the appropriate Governmental Authorities.

Section 3.15    Environmental Matters.

(a)    The Company is, and at all times has been, in compliance with all Environmental Laws and has not, and no Seller has, received from any Person any (i) Environmental Notice or Environmental Claim, or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)    The Company is not required to obtain any Environmental Permits in connection with the operation or use of the business or assets of the Company.

(c)    There has been no Release of Hazardous Materials in contravention of Environmental Laws with respect to the business or assets of the Company, and neither the Company nor any Seller has received an Environmental Notice with respect thereto.

Section 3.16    Employee Benefit Matters.

(a)    Section 3.16(a) of the Disclosure Schedules contains a list of each benefit, retirement, employment, consulting, compensation, incentive, bonus, phantom equity or other equity, change in control, severance, salary continuation, vacation, paid time off, welfare, fringe-benefit, and other similar agreement, arrangement, plan, policy, or program, whether or not reduced to writing, in effect and covering one or more Business Associates, former employees of the Company, current or former managers of the Company or the beneficiaries or dependents of any such Persons, and is established, maintained, sponsored, contributed to, or required to be contributed to by the Company, or under which the Company has any Liability (as listed or required to be listed on Section 3.16(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b)    For each Benefit Plan, Sellers have made available to Buyer accurate, current, and complete copies of each of the following: (i) the plan document with all amendments, or if not reduced to writing, a written summary of all material plan terms; (ii) any written contracts and arrangements related to such Benefit Plan, including trust agreements or other funding arrangements, and insurance policies, certificates, and contracts; (iii) in the case of a Benefit Plan intended to be qualified under Section 401(a) of the Code, the most recent favorable determination letter issued by the Internal Revenue Service and any legal opinions issued thereafter with respect to the Benefit Plan’s continued qualification; (iv) the most recent Form 5500 filed with respect to such Benefit Plan; and (v) any material notices, audits, inquiries, or other correspondence from, or filings with, any Governmental Authority relating to the Benefit Plan.

(c)    Each Benefit Plan and related trust has been established, administered, and maintained in accordance with its terms and with all applicable Laws. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Sellers’ Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service. All benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Benefit Plan and the terms of all applicable Laws. With respect to any Benefit Plan, to Sellers’ Knowledge, no event has occurred or is reasonably expected to occur that has resulted in or would subject the Company to a Tax under Section 4971 of the Code or the assets of the Company to a lien under Section 430(k) of the Code.

(d)    The Company has not incurred and does not reasonably expect to incur: (i) any liability under Title I or Title IV of ERISA, any related provisions of the Code, or applicable Law relating to any Benefit Plan; or (ii) any Liability to the Pension Benefit Guaranty Corporation. No complete or partial termination of any Benefit Plan has occurred or is expected to occur.

(e)    The Company has not now or at any time within the previous six (6) years contributed to, sponsored, or maintained: (i) any “multiemployer plan” as defined in Section 3(37) of ERISA; (ii) any “single-employer plan” as defined in Section 4001(a)(15) of ERISA; (iii) any “multiple employer plan” as defined in Section 413(c) of the Code; (iv) any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; (v) a leveraged employee stock ownership plan described in Section 4975(e)(7) of the Code; or (vi) any other Benefit Plan subject to required minimum funding requirements.

(f)    Other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides post-termination or retiree benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(g)     (i) There is no pending or, to Sellers’ Knowledge, threatened action relating to a Benefit Plan; and (ii) no Benefit Plan has within the three (3) years prior to the Closing Date been the subject of an examination or audit by a Governmental Authority.

(h)    Neither the execution of this Agreement nor any of the Transactions will, either alone or in combination with any other event:: (i) result in the payment to any current or former Business Associate, manager, officer, independent contractor, or consultant of any money or other property under a Benefit Plan; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any such individual under a Benefit Plan, except as a result of any partial plan termination resulting from this Agreement; or (iii) limit or restrict the ability of Buyer or its Affiliates to merge, amend or terminate any Benefit Plan, in each case, as a result of the execution of this Agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

Section 3.17    Employment Matters.

(a)    Section 3.17(a) of the Disclosure Schedules sets forth an accurate and complete list of all current employees (including those on leave of absence, furlough, or layoff status) and independent contractors of the Company (collectively, the “Business Associates”), and sets forth for each of the Business Associates the following information, as applicable: (i) name; (ii) title or position (including whether full or part time); (iii) license, registration, or authorization status; (iv) hire or engagement date; (v) current annual base compensation rate or fee rate; (vi) commission, bonus, or other incentive-based compensation; and (vii) a description of the fringe benefits and welfare plan benefits provided to each such Business Associate.

(b)    The employment of each Business Associate is terminable at the will of the Company, and the Company is not a party to any employment, independent contractor, non-competition, or severance Contract with any current or former employee or independent contractor of the Company. All compensation, including wages, commissions, and bonuses, due and payable to the Business Associates for services performed have been paid in full. No offer of employment or engagement has been made by the Company that has not yet been accepted, or that has been accepted where the employment or engagement has not yet begun. No Business Associate has given notice terminating such Business Associate’s employment or engagement or is under notice of dismissal and, to the Knowledge of Sellers, no Business Associate has any plans to terminate employment or engagement with the Company, including as a result of the Transactions. No Business Associate is subject to any current disciplinary warnings or procedures.

(c)    The Company is not and never has been a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its Business Associate or any former employees or independent contractors of the Company. Since the Company’s inception, there has not been, nor, to Sellers’ Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company.

(d)    The Company is in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees and independent contractors of the Company and their conduct, including the CARES Act, the Families First Act, Section 1981 of the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, Americans with Disabilities Act, Age Discrimination in Employment Act, Equal Pay Act, Fair Labor Standards Act, Family Medical Leave Act, National Labor Relations Act, and the Occupational Safety and Health Act, or otherwise relating to compensation (including overtime pay), bonuses, employee benefit plans, consumer protection, labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights and benefits, immigration, wages, hours, overtime, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, and unemployment insurance. All Business Associates are either citizens of the United States or have the requisite authorizations to legally work in the United States and, as applicable, are duly licensed, certified, and authorized by all applicable Governmental Authorities to carry out their respective job functions and engagement with the Company. All individuals characterized and treated by the Company as independent contractors are properly treated as independent contractors under all applicable Laws. All Business Associates classified as exempt under the FLSA and state and local wage and hour Laws are properly classified. There are no Proceedings against the Company pending, or to Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitral tribunal in connection with the employment or termination of employment of any current, former, or prospective employee or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws, and to the Knowledge of Sellers, no event has occurred or circumstance exists that, with or without notice or lapse of time or both, would give rise to, or serve as a basis for, any such Proceeding. During the immediately prior six (6) years, no allegations of sexual or any other form of harassment or any other inappropriate touching, communications, or other behavior, in each such case, whether or not constituting harassment under applicable Laws, has been made to any individual at the Company against any Business Associate or any former employee or independent contractor of the Company, and the Company has not entered into any settlement Contracts related to allegations of sexual or any other form of harassment or any other inappropriate touching, communications, or other behavior, in each such case, whether or not constituting harassment under applicable Laws.

Section 3.18    Taxes.

(a)    All Tax Returns required to be filed on or before the Closing Date by or with respect to the Company have been properly prepared and timely filed with the appropriate Governmental Authority. All such Tax Returns (including information provided therewith or with respect thereto) are complete and accurate. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. The Company has fully and timely paid all Taxes owed by or with respect to the Company (whether or not shown on any Tax Return) and has made adequate provision for any Taxes that are not yet due and payable for all taxable periods, or portions thereof, ending on or before the Closing Date as reflected in Current Liabilities included in the calculation of the Estimated Closing Working Capital.

(b)    The Company has complied with all applicable Laws relating to the payment and withholding of Taxes (including withholding and reporting requirements under Section 1441 through Section 1464, Section 3401 through Section 3406, Section 6041, and Section 6049 of the Code, and similar provisions under any other requirements under applicable Law) and has, within the times and in the manner prescribed by applicable Law, withheld and paid to the proper Governmental Authorities all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, or other Person, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. All Persons who have provided services to the Company and have been classified by the Company as independent contractors were properly classified as such, and the Company has fully and accurately reported their compensation on IRS Forms 1099 when required to do so.

(c)    No extensions or waivers of statutes of limitations applicable to any claim for, or the period for the collection, assessment, or reassessment of, Taxes due from or with respect to the Company have been given or requested.

(d)    There are no ongoing Proceedings by any Governmental Authority against the Company or, to the Knowledge of Sellers, threatened, with respect to any Taxes due from or with respect to the Company and no Governmental Authority has given notice of any intention to assert any deficiency or claim for additional Taxes against the Company.

(e)    All of the Assets of the Company have been properly listed and described on the property Tax rolls for all periods prior to and including the Closing Date, and no portion of the Assets of the Company constitutes omitted property for property Tax purposes.

(f)    The Company is not a party to any Contract relating to the sharing, allocation, or indemnification of Taxes or has any Liability for Taxes of any Person under Treasury Regulation Section 1.1502-6, Treasury Regulation Section 1.1502-78, or similar provision of any Tax Law, as a transferee or successor, pursuant to a Contract, or otherwise.

(g)    The Company has not participated in any reportable transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of any other Law). The Company has not taken any reporting position on a Tax Return that (i) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income taxes under Section 6662 or Section 6676 of the Code (or any similar provision of state, local, or foreign Law) or (ii) has not been adequately disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or similar provision of state, local, or foreign Law).

(h)    The Company will not be required to include in any Post-Closing Tax Period taxable income attributable to income that accrued but was not recognized for Tax purposes in a Pre-Closing Tax Period as a result of (i) the installment method of accounting, (ii) the completed contract method of accounting, (iii) the long-term contract method of accounting, (iv) the cash method of accounting or change in the method of accounting pursuant to Section 481 of the Code or comparable provisions of any Tax Law, (v) any prepaid amount received on or prior to the Closing Date, or (vi) an election under Section 108(i) of the Code.

(i)    The Company has not executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of any Law. The Company is not subject to, and has not requested, any private letter ruling of the IRS or comparable ruling of any other Governmental Authority. No power of attorney currently in force has been granted by the Company concerning any Taxes or Tax Return.

(j)    No claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company, or any of its Assets, is or may be subject to taxation by such jurisdiction, and no request for information related to Tax matters has ever been received by a Governmental Authority in such jurisdiction. The Company has not entered into any voluntary disclosure agreements with any Governmental Authority regarding Taxes. The Company has not engaged in any activity in a state of the United States or foreign country or political subdivision thereof (which activity creates a taxable nexus or permanent establishment) where Tax Returns have not been filed.

(k)    There is no property or obligation of the Company, including uncashed checks to vendors, patients or employees, or non-refunded overpayments or credits, that is escheatable or payable to any Governmental Authority under any applicable escheatment or unclaimed property Laws or that may at any time become escheatable to any Governmental Authority under any such Laws.

(l)    The Company is not a party to any joint venture, partnership, other arrangement or Contract which may reasonably be expected to be treated as a partnership for U.S. federal and applicable state and local income Tax purposes.

(m)    The Company is, and at all times has been, taxed as a partnership and has never made an election to be treated as an association taxed as corporation (including as an S-corporation) or been subject to or taxed pursuant to the subchapter S rules under the Code.

(n)    The Company has (A) properly complied with all requirements of applicable Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (B) to the extent applicable, properly complied with all requirements of applicable Law and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act and (C) except for the PPP Loan, not sought (nor has any Affiliate that would be aggregated with the Company and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act. The Company has not deferred any payroll tax obligations pursuant to any Payroll Tax Executive Order (including the Presidential Memorandum described in IRS Notice 2020-65). Section 3.18(n) of the Disclosure Schedules sets forth a true and complete list of elections that have been made (or are pending) and actions that have been taken (or are pending) by Seller/the Company pursuant to Sections 2301-2308 of the CARES Act or Sections 7001-7005 of the Families First Act.

Section 3.19    Accounts Receivable; Accounts Payable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the Ordinary Course; and (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course. All accounts and notes payable owing by the Company arose in the Ordinary Course and none of the accounts payable is delinquent in its payment, except those contested in good faith and for which adequate reserves have been established in the Interim Balance Sheet. Section 3.19 of the Disclosure Schedules sets forth all outstanding accounts receivable and accounts payable due from or payable to, respectively, any Related Person as of the Closing Date.

Section 3.20    Customers and Suppliers.

(a)    Section 3.20(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to (A) $75,000 for either of the two (2) most recent fiscal years or (B) $35,000 for the four-month period ended April 30, 2021 (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during each such period. The Company has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company. None of Sellers or the Company has received from any Material Customer or given to any Material Customer any written notice of force majeure, impossibility of performance, frustration of purpose, or similar notices of non-performance.

(b)    Section 3.20(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to (A) $50,000 for either of the two (2) most recent fiscal years or (B) $25,000 for the four-month period ended April 30, 2021 (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during each such period. The Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company. None of Sellers or the Company has received from any Material Supplier or given to any Material Supplier any written notice of force majeure, impossibility of performance, frustration of purpose, or similar notices of non-performance.

Section 3.21    Company IT Systems. All Company IT Systems used in the businesses and operations of the Company (i) are in good working condition and operate and perform in all material respects as necessary for the conduct of the businesses and operations of the Company as currently conducted and in accordance with their documentation and functional specifications and (ii) are free from all computer programs, instructions, routines, features, and code that could adversely affect the operation, integrity, or function of, or provide unauthorized access to, or use of, any computer system, computer program (including the software products and computer-based services themselves), or data operated upon, processed by, or stored by, any of the Company IT Systems. The Company has commercially reasonable information security safeguards in place designed to maintain the confidentiality, integrity, and availability of the information stored, processed, and/or transmitted by the Company IT Systems that are used to conduct the businesses and operations of the Company. The Company has not allowed unauthorized access, acquisition, disclosure, or use of any of the foregoing. The Company has in place adequate disaster recovery plans, procedures, and facilities to ensure the ongoing operation and performance of the Company’s businesses and operations in the event of a disruption to its Company IT Systems. The Company has obtained and possesses, is in compliance with, and has paid in full, a sufficient number of valid licenses to use all of the Software programs present on the computers and other Software-enabled electronic devices that the Company uses in connection with its businesses and operations and for the operation of the Company IT Systems. The Company has in place appropriate disaster recovery plans, procedures and facilities and has at all times acted in a commercially reasonable manner to safeguard the Company IT Systems utilized by the Company in the operation of its business and restrict unauthorized access thereto.

Section 3.22    Data Security and Privacy.

(a)    The Company’s information security and privacy program is designed to comply with, and has at all times materially complied with, (i) Laws relating to the rights of any natural Person with respect to Personal Information, including the Processing of Personal Information, data security, breach notification, and all applicable industry standards related to the same (including industry standards with which payment card companies require merchants to comply, including but not limited to, the Payment Card Industry Data Security Standards) (collectively, “Privacy Law”), (ii) any privacy choices required by

Privacy Law, including any applicable opt-in or opt-out preferences and rights’ requests, of natural Persons relating to the Processing of Personal Information, (iii) any obligations contained in or resulting from the Company’s internal and external data privacy, data security, incident response, or similar policies, notices, protocols, or standards with respect to the Processing or security of Personal Information ((ii) and (iii) together, “Company Privacy Commitments”), and (iv) any contractual commitment made by the Company that is applicable to such Personal Information (each, a “Company Data Agreement”). None of the Company Privacy Commitments conflict in any material respect with a Company Data Agreement. To the extent required for material compliance with Privacy Law, the Company has provided adequate notice, obtained valid consents, offered opt-outs, maintained accurate records of the communications preferences of users of Company products, processes, and services and other natural Persons whose Personal Information is Processed by or on behalf of the Company, and taken all other actions necessary for the Processing of Personal Information. Neither the execution, delivery, and performance of this Agreement nor the consummation of the Transactions will cause, constitute, or result in a breach or violation of any Privacy Law, Company Privacy Commitments, Company Data Agreements or standard terms of service entered into by users of any Company products, processes, and services. Copies of all current and prior privacy policies used by the Company have been made available to Buyer and such copies are accurate and complete.

(b)    Each Contract between the Company and any Person that Processes Personal Information for or on behalf of the Company (a “Third-Party Processor”) materially complies with Privacy Law, Company Privacy Commitments, and Company Data Agreements. Without limiting the generality of the foregoing, the Company has contractually obligated each Third-Party Processor to (i) take appropriate steps designed to protect and secure from unauthorized disclosure such Personal Information, (ii) restrict use of such Personal Information to those authorized to use such Personal Information or who require the use of such Personal Information in order to perform the applicable services for the Company, (iii) prohibit such Third-Party Processor from further transferring the Company’s data without the prior written consent of the Company, and (iv) afford to the Company or any of the Company’s representatives reasonable access to the places of business and systems of such Third-Party Processor to audit compliance with such contractual obligations, and in each case, to Sellers’ Knowledge, no such Third-Party Processor is in Breach of any of their contractual requirements with the Company.

(c)    The Company has implemented and maintains reasonable written security procedures and practices designed to protect Personal Information and employs a system of written internal controls designed to provide reasonable assurance that the Company complies in all respects with all Privacy Law, Company Privacy Commitments, and Company Data Agreements. No Proceedings have been asserted or threatened in writing with respect to the Company’s Processing of Personal Information.

(d)    The conduct and operation of the business of the Company materially complies with the applicable provisions of the California Consumer Privacy Act of 2018, as amended. The Company has not sold, rented, released, disclosed, disseminated, made available, transferred, or otherwise communicated orally, in writing, or by electronic or other means, any Personal Information to another business or a third party for monetary or other valuable consideration. The Company has at all times complied with the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and its implementing regulations (“HIPAA”). The Company has entered into business associate agreements with (i) all “Covered Entities” and “Business Associates” (as such terms are defined in 45 C.F.R. § 160.103) who provide the Company with, or for whom the Company receives, creates, maintains, transmits, or processes Protected Health Information (as defined under HIPAA), and (ii) with all third parties acting as “Business Associates” or “Subcontractors” of the Company (each as defined in 45 C.F.R. § 160.103). The Company is, and has at all times been, in compliance in all material respects with all business associate agreements to which it is a party. The Company has performed a security risk assessment that meets the HIPAA security rule standards set forth in 45 C.F.R. § 164.306 and § 164.308(a)(1)(ii)(A) and addressed and remediated all threats and deficiencies identified in such security risk assessment.

(e)    The Company has implemented and maintained at all times technical, physical, and organizational measures, security systems, and technologies designed to comply with all data security requirements under Privacy Law and Company Privacy Commitments and that are designed to protect computers, networks, software, and systems used by the Company and Personal Information Processed by the Company from loss, theft, unauthorized access, use, disclosure, or modification. No breach, security incident, or violation of any data security policy in relation to any information or data Processed by or on behalf of the Company, including a “Breach” of “Unsecured Protected Health Information” (each as defined in 45 C.F.R. § 164.402), has occurred, and, to Sellers’ Knowledge, there has been no unauthorized or illegal Processing of any such information or data. The Company has provided Buyer with accurate and complete copies of all prior reports, studies, and other analyses, whether conducted by third parties or by the Company, of the measures the Company takes or has taken to protect computers, networks, Software, and systems used by the Company. Except as set forth in Section 3.22(e) of the Disclosure Schedules, none of such reports, studies and other analyses has revealed any failure of such security and other measures to be consistent with customary industry practices, the Company’s obligations to third parties, or Applicable Law. No circumstance has arisen in which: (i) Privacy Law would require the Company to notify a Governmental Authority or Person of a data security breach or security incident or (ii) applicable guidance or codes of practice promulgated under Privacy Law would recommend the Company to notify a Governmental Authority or other Person of a data security breach or security incident. The Company has ensured that all Third-Party Processors are under written obligations of confidentiality with respect to such data.

(f)    The Company has not received, and there is no circumstance that would reasonably be expected to give rise to, any Proceedings, from a Governmental Authority or any other Person: (i) alleging or confirming non-compliance with a relevant requirement of Privacy Law, Company Privacy Commitments, or a Company Data Agreement, (ii) requiring or requesting the Company to amend, rectify, cease Processing, de-combine, permanently anonymize, block, or delete any Personal Information, (iii) initiating, announcing, permitting or mandating investigations, audits, the requisition of information from, or the entering of the premises of, the Company by Governmental Authorities, or (iv) claiming compensation from the Company with respect to the Processing of Personal Information. The Company has not been involved in any Proceedings involving a breach or alleged breach of Privacy Law or Company Privacy Commitments.

Section 3.23    Brokers’ Fees. Other than payment to Brentwood Capital Advisors in the amount set forth in Section 3.23 of the Disclosure Schedules (the “BCA Payment”), neither Sellers nor the Company have any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions and no other broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any Seller or the Company.

Section 3.24    Related Persons. No Related Person (a) is or, at any time on or after January 1, 2019, has been, directly or indirectly, an owner of more than five percent (5%), or an Affiliate, of any Material Customer or Material Supplier or otherwise involved in any business arrangement or relationship with the Company or any Material Customer or Material Supplier, other than employment arrangements with the Company entered into in the Ordinary Course, (b) owns, or on or after January 1, 2019, has owned, directly or indirectly, any material Asset or right, tangible or intangible, used by the Company, or (c) is engaged, or at any time has engaged, directly or indirectly, in competition with the Company. None of Sellers or, to Sellers’ Knowledge, any other Related Person has any claim against the Company, either directly or indirectly, for which the Company has or could have Liability to any Seller or any other Related Person.

Section 3.25    Powers of Attorney; Bank Accounts.

(a)    The Company has not granted any power of attorney or proxy (revocable or irrevocable) to any Person for any purpose whatsoever. The Company has not given authority (whether express, implied, or ostensible) that is still outstanding or effective to any Person to enter into any Contract on the Company’s behalf other than the Company’s duly authorized officers to enter into routine business Contracts in the Ordinary Course.

(b)    Section 3.25(b) of the Disclosure Schedules sets forth an accurate and complete list of the name of each institution in which the Company has a bank account, securities account, safe-deposit box, lockbox account, or any other account (the “Bank Accounts”), the title and account number for each of the Bank Accounts, details of all direct debit or standing order or similar authorities applicable to each of the Bank Accounts, and the names of all Persons authorized to draw funds from the Bank Accounts or have access to the Bank Accounts.

Section 3.26    Independent Investigation. Each Seller acknowledges and agrees that: (a) in making its decision to enter into this Agreement and the Ancillary Documents to which it is a party and to consummate the Transactions, such Seller has relied solely upon its own investigation and the express representations and warranties of Buyer set forth in ARTICLE IV of this Agreement; and (b) Buyer has not made any representation or warranty as to Buyer or this Agreement, except as expressly set forth in ARTICLE IV of this Agreement.

Section 3.27    No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE III (including the related portions of the Disclosure Schedules), none of the Sellers, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of any Seller or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its Representatives (including any information, documents or material made available to Buyer in the Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers, as of the Closing Date (except for representations and warranties that address matters only as of a specified date, in which case as of such specified date), as follows:.

Section 4.01    Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has all necessary corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the Transactions have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions. Each Ancillary Document to which Buyer is a party has been duly executed and delivered by Buyer and constitutes a legal and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.

Section 4.02    No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the Transactions, do not and will not: (a) result in a violation or breach of any provision of the Organizational Documents of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under, or result in the acceleration of, any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the Transactions. No Consent, Permit, Governmental Order, declaration or Filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the Transactions, except as set forth in Section 4.02 of the Disclosure Schedules and such Consents, Permits, Governmental Orders, declarations, Filings or notices which would not have a material adverse effect on Buyer’s ability to consummate the Transactions.

Section 4.03    Investment Purpose. Buyer is acquiring the Membership Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Membership Interests are not registered under the Securities Act, or any applicable state securities Laws, and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities Laws, as applicable. Buyer is able to bear the economic risk of holding the Membership Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 4.04    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Buyer.

Section 4.05    Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the Transactions.

Section 4.06    Legal Proceedings. There are no Proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.07    Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or Assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Sellers and the Company for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and the Ancillary Documents to which it is a party and to consummate the Transactions, Buyer has relied solely upon its own investigation and the express representations and warranties of Sellers and the Company set forth in ARTICLE III of this Agreement (including the related portions of the Disclosure Schedules) and the Ancillary Documents, except with respect to Fraud; and (b) none of Sellers, the Company or any other Person has made any representation or warranty as to any Seller, the Company or this Agreement, except as expressly set forth in ARTICLE III of this Agreement (including the related portions of the Disclosure Schedules) and except with respect to Fraud.

Section 4.08    No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE IV (including the related portions of the Disclosure Schedules), and none of Buyer or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer.

ARTICLE V

COVENANTS

Section 5.01    R&W Insurance Policy. Buyer has obtained and bound the R&W Insurance Policy. Sellers, on the one hand, and Buyer, on the other hand, shall each bear fifty percent (50%) of the R&W Insurance Policy Premium.

Section 5.02    Confidentiality.

(a)    Each Seller shall ensure that no confidential and proprietary information concerning the Company and the Company’s respective businesses and operations that such Seller, the Sellers’ Representative, any of such Seller’s respective Affiliates, or any of the Representatives of any of the foregoing now possess or hereafter create or obtain, including any confidential or proprietary information relating to the financial condition, results of operations, businesses, Assets, Liabilities, or future prospects of the Company or relating to any customer, supplier, distributor, lessor, licensor, licensee, or creditor of the Company, is published, disclosed, or made accessible by any of them to any other Person at any time or used by any of them without the prior written consent of Buyer (such consent to be given in Buyer’s sole discretion); provided, however, that the restrictions of this Section 5.02 do not apply to the extent such information has otherwise become publicly available other than as the result of a breach by any Seller of such Seller’s obligations under this Agreement. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), none of Sellers will be held criminally or civilly liable under any federal or state trade secret Law for the disclosure of a trade secret that is made: (A) in confidence to a federal, state, or local Governmental Authority, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of a Law; or (B) in a complaint or other Filing filed in a lawsuit or other Proceeding, if such document is made under seal. Further, if any Seller files a lawsuit for retaliation by an employer for reporting a suspected violation of a Law, such Seller is permitted to disclose the trade secret to the attorney of such Seller and use the trade secret information in the court proceeding, if Seller files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, including this Section 5.02, is intended to limit or will be used in any way to limit a Seller’s rights to communicate or cooperate with, or provide information to, any Governmental Authority, as provided for, protected under, or warranted by applicable Law.

(b)    Sellers shall, and shall cause their respective Representatives to, enforce their respective rights under, and shall not release any Person from the confidentiality provisions of any Contract (each, a “Seller Confidentiality Agreement”) to which such Seller or Representative is a party with respect to (i) any transfer, sale, or issuance of equity interests or other securities (including the Membership Interests) of the Company or any transfer or sale of any material portion of the Assets of the Company, (ii) the issuance of any equity or debt interests or other securities (other than trade accounts or notes payable in the Ordinary Course) of the Company, or (iii) any acquisition, business combination, amalgamation, change of control, merger, recapitalization, or other similar transaction involving the Company, whether structured as an Asset sale, equity sale, merger, or otherwise. Sellers shall, and shall cause their respective

Representatives to, promptly request that all Persons who executed a Seller Confidentiality Agreement return or destroy all confidential information heretofore furnished to such Persons by or on behalf of any of Sellers or the Company subject to the terms of such Seller Confidentiality Agreement.

(c)    Notwithstanding anything in the Confidentiality Agreement or the Letter of Intent to the contrary, Sellers agree that, immediately and automatically upon the Closing, none of Buyer or any of Buyer’s Affiliates, or any of their respective Representatives, will have any further obligations to Sellers, the Sellers’ Representative, or any of Sellers’ respective Affiliates under, or be subject to the restrictions in, the Confidentiality Agreement or the Letter of Intent.

Section 5.03    Books and Records.

(a)    For a period of six (6) years after the Closing, Buyer shall:

(i)    retain the books and records (including personnel files) of the Company relating to periods prior to the Closing; and

(ii)    upon reasonable notice, afford to the Sellers’ Representative reasonable access (including the right to make, at Sellers’ expense, photocopies), during business hours and in a manner that does not interfere with the operations of Buyer or the Company, to such books and records.

(b)    Notwithstanding anything in this Agreement to the contrary, neither Sellers nor the Company are required to disclose any information to Buyer or any of its Representatives if such disclosure would: (A) jeopardize any attorney-client or other privilege; or (B) contravene any applicable Law.

Section 5.04    Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements, no Party (nor any of their respective Affiliates or Representatives) shall make any public announcements in respect of this Agreement or the Transactions or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement. Consistent with the foregoing sentence, Sellers acknowledge that upon execution of this Agreement, Buyer may file a copy of this Agreement as an exhibit to a Current Report on Form 8-K (describing the Transactions) with the SEC and issue a press release, in each case, as required by the Exchange Act and stock exchange listing standards.

Section 5.05    Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.06    Restrictive Covenants.

(a)    During the Restricted Period, each Restricted Seller shall not, whether on such Seller’s own behalf or on behalf of, or in conjunction with, or through any other Person (other than Buyer in the performance of any such Seller’s employment duties on behalf of Buyer, if applicable), directly or indirectly, (i) engage in, or assist other Persons in engaging in, a Restricted Business in a Restricted Area, (ii) acquire any interest in, or render services to, any Person that engages in, directly or indirectly, a Restricted Business in a Restricted Area in any capacity, including as a partner, principal, equity holder, creditor, trustee, or other Representative, (iii) interfere with, or attempt to interfere with, the business relationships (whether formed before, on, or after the Closing Date) between Buyer, the Company, or any of the Affiliates of any of the foregoing (collectively, the “Buyer Group”) and any of the customers, suppliers, distributors, lessors, lessees, licensors, licensees, or creditors of any Person within the Buyer Group, as well as any others having business dealings or relations with any Person within the Buyer Group (including by bidding, quoting, or accepting the business of any customer or potential customer of any Person within the Buyer Group). Notwithstanding the foregoing, each Restricted Seller is permitted to, directly or indirectly, own, solely as an investment, securities of any Person engaged in a Restricted Business in a Restricted Area that are publicly traded on a national securities exchange solely if such Seller (A) is not a controlling person of, or a member of a group that controls, such Person, (B) does not, directly or indirectly, own one (1%) or more of any class of securities of such Person, and (C) has no active participation in the business of such Person.

(b)    During the Restricted Period, each Restricted Seller shall not, whether on such Restricted Seller’s own behalf or on behalf of, or in conjunction with, or through any other Person (other than Buyer in the performance of any such Restricted Seller’s employment duties on behalf of Buyer, if applicable), directly or indirectly, (i) solicit, induce, or encourage, or attempt to solicit, induce, or encourage (other than a general solicitation that is not directed at any current or former employee or independent contractor of any Person within the Buyer Group), any current or former employee or independent contractor of any Person within the Buyer Group to leave such employee’s employment or independent contractor’s engagement with such Person, (ii) hire, employ, or otherwise engage, or attempt to hire, employ, or otherwise engage, any employee of any Person within the Buyer Group as an employee, independent contractor, or otherwise, or (iii) otherwise interfere with, or attempt to interfere with, the relationship between any Person within the Buyer Group and any employee or independent contractor of such Person. Notwithstanding the foregoing, each Restricted Seller is permitted to hire or engage any such employee or independent contractor whose employment or engagement with all Persons within the Buyer Group has been terminated (A) by the Buyer Group or (B) by such employee or independent contractor, in each case, after one (1) year from the date of such termination, subject, in each case, to any non-competition, non-solicitation, confidentiality, and other similar Contracts between any Person within the Buyer Group and such employee or independent contractor.

(c)    Each Restricted Seller acknowledges and agrees that the provisions of this Agreement are (i) reasonable and not any greater than reasonably necessary to protect the Buyer Group, and (ii) in consideration of (A) the Transactions, including such Restricted Seller’s right to receive the portion of the Purchase Price payable to such Restricted Seller, and (B) additional good and valuable consideration as set forth in this Agreement and the other Ancillary Documents. Each Restricted Seller acknowledges and agrees that the Purchase Price is sufficient to support such Restricted Seller’s obligations under this Section 5.06. In addition, each Restricted Seller acknowledges and agrees (1) that the business of the Buyer Group is or could be conducted throughout the Restricted Area, and (2) the Buyer Group has business activities and valuable business relationships within the Buyer Group’s industries throughout the Restricted Area. Each Restricted Seller acknowledges and agrees that the potential harm to the Buyer Group of the non-enforcement of any provision of this Section 5.06 outweighs any potential harm to such Restricted Seller of its enforcement by injunction or otherwise. Each Restricted Seller acknowledges and agrees that such Seller has carefully read this Agreement, or has had this Agreement carefully read on such Restricted Seller’s behalf, and consulted with legal counsel of such Restricted Seller’s choosing regarding the contents of this Agreement, has given careful consideration to the restraints imposed upon such Restricted Seller by this Section 5.06, and is in full accord as to the necessity of such restraints for the reasonable and proper protection of confidential and proprietary information of the Buyer Group now existing or to be developed in the future. Each Restricted Seller acknowledges and agrees that each and every restraint imposed by this Section 5.06 is reasonable with respect to subject matter, duration, scope, and geographical area. Particularly, each Restricted Seller acknowledges and agrees that, despite any presumptively reasonable timeframes set forth in the Laws of any jurisdiction, the Restricted Period, as applicable to this Section 5.06, is reasonable under these particular circumstances in light of the amount of consideration being provided to such Restricted Seller in connection with this Agreement, as well as the nature and value of the ongoing goodwill and business operations of the Company.

(d)    It is expressly acknowledged and agreed that although the Parties consider the restrictions contained in this Section 5.06 to be reasonable and not any greater than reasonably necessary to protect the Buyer Group, if a court of competent jurisdiction makes a final judicial determination that any restriction regarding the subject matter, duration, scope, or geographical area or any other restriction contained in this Section 5.06 is an unenforceable restriction against any Restricted Seller, then the provisions of this Section 5.06 are not to be rendered void and, with respect to such Restricted Seller, such court is expressly empowered to reform such restriction, and such restriction will be deemed reformed, in such jurisdiction to apply as to such maximum subject matter, duration, scope, and geographical area and to such maximum extent as such court judicially determines to be enforceable against such Restricted Seller. Alternatively, in the event any court of competent jurisdiction finds that any restriction contained in this Section 5.06 is unenforceable against any Restricted Seller, and such restriction cannot be reformed so as to make it enforceable against such Restricted Seller, such finding will not affect the enforceability against such Restricted Seller of any other restriction contained in this Section 5.06 in such jurisdiction or any of the restrictions in this Section 5.06 in any other jurisdiction.

(e)    In the event of a breach of this Section 5.06 by a Restricted Seller, the Restricted Period as it applies to such Restricted Seller will be extended by the duration of such breach.

Section 5.07    Data Room. From and after the Closing, Sellers and their respective Affiliates, and the respective Representatives of each of the foregoing, shall cease to have access to the Data Room and Sellers shall, and shall cause such Affiliates and Representatives to, take such actions so as to cause such cessation of access to the Data Room as of the Closing.

Section 5.08    Closing Bonuses. Buyer covenants and agrees that it will cause the Company to pay the Closing Bonuses to the Closing Bonus Recipients no later than three (3) Business Days following Closing.

ARTICLE VI

TAX MATTERS

Section 6.01    Tax Covenants.

(a)    Without the prior written consent of Buyer, Sellers and the Sellers’ Representative shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax Liability or reducing any Tax Asset of Buyer or the Company in respect of any Post-Closing Tax Period.

(b)    All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller Representative shall cooperate with respect thereto as necessary).

(c)    The Sellers’ Representative, at the expense of Sellers, shall prepare and timely file when due, or cause to be prepared and timely filed when due, all federal, state, local, and foreign income Tax Returns required to be filed after the Closing Date by or with respect to the Company for any taxable period ending on or before the Closing Date, and the Sellers’ Representative shall pay all Taxes required to be paid with respect to such Tax Returns. Each such income Tax Return shall be prepared in accordance with the Company’s past procedures and practices and accounting methods, in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method. At least thirty (30) days prior to the due date (taking into account any valid extensions) for filing any such income Tax Return, the Sellers’ Representative shall deliver a draft of such income Tax Return (together with schedules, statements and, to the extent requested by Buyer, supporting documentation) to Buyer for Buyer’s review and approval and the Sellers’ Representative shall make all reasonable revisions requested by Buyer and no such income Tax Return shall be later amended without written approval from the Buyer.

(d)    Except as otherwise provided in Section 6.01(c), Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in accordance with the Company’s past procedures and practices and accounting methods. in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Buyer to the Sellers’ Representative (together with schedules, statements and, to the extent requested by the Sellers’ Representative, supporting documentation) at least thirty (30) Business Days prior to the due date (including extensions) of such Tax Return. If the Sellers’ Representative objects to any item on any such Tax Return, it shall, within ten (10) Business Days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and the Sellers’ Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and the Sellers’ Representative are unable to reach such agreement within ten (10) Business Days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within ten (10) Business Days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Sellers. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

Section 6.02    Termination of Existing Tax Sharing Contracts. Any and all existing Tax sharing Contracts (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date none of the Company, Sellers nor any of Sellers’ Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.03    Tax Indemnification. Except to the extent treated as a Current Liability in the calculation of Final Closing Working Capital or for which resolution is otherwise provided for in Annex F hereto, Sellers shall, Jointly/Severally, indemnify the Company, Buyer, and each other Buyer Indemnified Party and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.18; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in this ARTICLE VI, including, without limitation, the failure to pay in full any Taxes required to be paid by any Seller pursuant to this ARTICLE VI; (c) all Taxes (or the non-payment therof) of any Seller or the Company or relating to the business of the Company for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date; (f) Taxes or other Losses incurred by Buyer or the Company pursuant to Section 280G of the Code in connection with the Transactions, (g) Taxes of the Company with respect to a Pre-Closing Tax Period that have been deferred under the CARES Act and are not paid full to the appropriate Governmental Authority prior to the Closing, (h) Taxes of Buyer or its Affiliates attributable to (A) the forgiveness of all or a portion of Indebtedness of the Company incurred in connection with the “Payroll Protection Program” under the CARES Act, including as a result of the treatment of such forgiveness as giving rise to cancellation of indebtedness income for income Tax purposes or resulting in a disallowance of deductions for income Tax purpose to the extent required or (B) Tax credits claimed by the Company under Sections 7001 through 7005 of the Families First Act. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith. Sellers shall reimburse Buyer for any Taxes of the Company that are the responsibility of Sellers pursuant to this Section 6.03 within five (5) Business Days after payment of such Taxes by Buyer or the Company.

Section 6.04    Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)    in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)    in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.05    Contests. Buyer agrees to give written notice to the Seller Representative of the receipt of any written notice by the Company, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Proceeding, in respect of which an indemnity may be sought by Buyer pursuant to this ARTICLE VI (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder. If the R&W Insurer under the R&W Insurance Policy does not elect to assume the defense and control of such Tax Claim, then Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of the Seller Representative (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Tax Claim or ceasing to defend such Tax Claim for which Buyer is seeking indemnity from Sellers pursuant to this ARTICLE VI; and, provided further, that the Seller Representative shall be entitled to participate in the defense of such Tax Claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Sellers.

Section 6.06    Cooperation and Exchange of Information. The Sellers’ Representative and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of the Sellers’ Representative and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its (or with respect to the Sellers’ Representative, any Seller’s) possession relating to Tax matters of the Company for any Pre-Closing Tax Period until the expiration of the statute of limitations of such Pre-Closing Tax Period to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other Party in writing of such extensions for the respective Pre-Closing Tax Period. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its (or with respect to the Sellers’ Representative, any Seller’s) possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, the Sellers’ Representative or Buyer (as the case may be) shall provide the other Party with reasonable written notice and offer the other Party the opportunity to take custody of such materials.

Section 6.07    Tax Escrow. Sellers and Sellers’ Representative, on the one hand, and Buyer, on the other hand, shall work together to take all steps necessary, at Sellers’ sole costs and expense, to mitigate and satisfy any Liability of the Company for sales and use Tax for any Pre-Closing Tax Period as addressed in the Sales and Use Tax Memorandum, including entering into voluntary disclosure agreements or other agreements with similar effect (each, a “VDA”) with all applicable Taxing jurisdictions. Buyer covenants and agrees to reasonably cooperate with Sellers’ Representative and his Representatives in their efforts to obtain VDAs and to use commercially reasonable efforts, at Sellers’ expense, to timely respond to Sellers’ Representative’s requests for information and execution of VDAs in compliance with the terms of this Section 6.07. As each VDA is entered into with the applicable Taxing jurisdiction and the amount of any Tax payment due in connection therewith is established, Buyer and Sellers’ Representative shall execute and deliver to the Escrow Agent a joint written instruction to disburse to Buyer from the Tax Escrow Fund an amount equal to such Tax payment and Buyer shall deliver (or cause to be delivered) such Tax payment to the applicable Taxing jurisdiction. Upon Buyer’s receipt of evidence satisfactory to Buyer, in Buyer’s sole discretion, that VDAs have been entered with all jurisdictions identified in the Sales and Use Tax Memorandum and all payments due in connection therewith have been paid in full (or Sellers have otherwise fully paid and satisfied the Liabilities for sales and use Tax identified in the Sales and Use Tax Memorandum), Buyer and Seller shall execute and deliver to the Escrow Agent a joint written instruction to disburse the remaining balance, if any, of the Tax Escrow Fund to Sellers’ Representative for the benefit of Sellers.

Section 6.08    Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this ARTICLE VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless (a) a final “determination” (as that term is defined for purposes of Code Section 1313 or corresponding state Laws) with respect to any such payment causes such payment not to be treated as an adjustment to the Purchase Price for Tax purposes or (b) as otherwise required by applicable Law.

Section 6.09    Payments to Buyer. Any amounts payable to Buyer pursuant to this ARTICLE VI shall be satisfied: (i) from the Indemnification Escrow Fund; and (ii) to the extent such amounts exceed the amount available to Buyer in the Indemnification Escrow Fund, from Sellers Jointly/Severally.

Section 6.10    Tax Election. The Parties agree that Sellers shall make an election under Section 6221(b) of the Code for any Pre-Closing Tax Period.

ARTICLE VII

INDEMNIFICATION

Section 7.01    Survival.

(a)    Subject to the limitations and other provisions of this Agreement, the representations and warranties contained in ARTICLE III shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months after the Closing Date; provided, however, that: (a) the Seller Fundamental Representations (except for Section 3.18 (Taxes)) shall survive until the date that is six (6) years following the Closing; and (b) the representations and warranties in Section 3.18 (Taxes)

and Section 6.03 (Tax Indemnification) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof), plus sixty (60) days. Section 7.02(c), Section 7.02(d), and Section 7.02(e) (except with respect to Items 3 and 4 on Annex F) shall survive indefinitely following the Closing, Sellers’ indemnification obligations under Section 7.02(e), solely with respect to Items 3 and 4 on Annex F, shall survive until the date that is eighteen (18) months after the Closing Date, and all other covenants, agreements, and obligations of Sellers contained in this Agreement shall survive the Closing Date for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof), plus sixty (60) days.

(b)    Subject to the limitations and other provisions of this Agreement, the representations and warranties contained in ARTICLE IV shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months after the Closing Date; provided, however, that the Buyer Fundamental Representations shall survive until the date that is six (6) years following the Closing. All other covenants, agreements, and obligations of Buyer contained in this Agreement shall survive the Closing Date for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof), plus sixty (60) days.

(c)    Notwithstanding the foregoing, any claims asserted by an Indemnified Party in good faith with reasonable specificity (to the extent known at such time) and in writing by notice to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 7.02    Indemnification by Sellers. Subject to the other terms and conditions of this ARTICLE VII, Sellers shall, Jointly/Severally, indemnify and hold harmless Buyer and Buyer’s Affiliates, their respective equity holders, and the Representatives of each of the foregoing (each a “Buyer Indemnified Party” and, collectively, the “Buyer Indemnified Parties”) from and against any and all Losses incurred or sustained by, or imposed upon, any such Buyer Indemnified Party based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Sellers or the Company contained in this Agreement;

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers pursuant to this Agreement;

(c)    any unpaid Closing Indebtedness or Closing Transaction Expenses;

(d)    any current or former director or officer of the Company seeking or obtaining limitation of liability, exculpation, indemnification, contribution, or advancement or reimbursement of expenses from Buyer or any of Buyer’s Affiliates under any of their respective Organizational Documents, any of the Tail Policies, or otherwise with respect to any Third-Party Claim or Direct Claim for which indemnification is sought by a Buyer Indemnified Person in accordance with this ARTICLE VII; or

(e)    any of the matters set forth on Annex F.

Section 7.03    Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VII, Buyer shall indemnify and hold harmless Sellers and their respective Representatives (each a “Seller Indemnified Party” and, collectively, the “Seller Indemnified Parties”) from and against any and all Losses incurred or sustained by, or imposed upon, any such Seller Indemnified Party based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement; or

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

Section 7.04    Certain Limitations and Guidelines. The indemnification provided for in Section 7.02 shall be subject to the following limitations:

(a)    Subject to Section 7.04(j), Sellers shall not be liable to any Buyer Indemnified Party for indemnification under Section 7.02(a) (other than with respect to Seller Fundamental Representations, for which this limitation does not apply) until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a) equals or exceeds on a cumulative basis the Buyer Retention Amount, in which event Sellers shall only be required to pay or be liable for Losses in excess of the Buyer Retention Amount. Subject to Section 7.04(j), Sellers will not be liable under Section 7.02(a) (other than with respect to Seller Fundamental Representations, to which such limitation does not apply) for any Losses related thereto for which Seller would be liable, but for this sentence, that are in excess of the Seller Retention Amount and, subject to Section 7.04(j), the sole remedy of the Buyer Indemnified Parties to pursue a claim for Losses under Section 7.02(a) (other than with respect to Seller Fundamental Representations, to which such limitation does not apply) in excess of the Seller Retention Amount shall be under the R&W Insurance Policy.

(b)    Subject to Section 7.04(j), Buyer shall not be liable to any Seller Indemnified Party for indemnification under Section 7.03(a) (other than with respect to the Buyer Fundamental Representations, for which this limitation does not apply) until the aggregate amount of all Losses in respect of indemnification under Section 7.03(a) equals or exceeds on a cumulative basis the Buyer Retention Amount, in which event Buyer shall only be required to pay or be liable for Losses in excess of the Buyer Retention Amount.

(c)    With respect to claims by Buyer Indemnified Parties for indemnification under Section 7.02(b), Section 7.02(c), Section 7.02(d), and Section 7.02(e), and for inaccuracy or breach of the Seller Fundamental Representations, the aggregate amount of all Losses for which Sellers shall be liable shall not exceed the Purchase Price actually paid to the Seller in question. With respect to claims by Seller Indemnified Parties for indemnification under Section 7.03(b), and or for inaccuracy or breach of the Buyer Fundamental Representations, the aggregate amount of all Losses for which Buyer shall be liable shall not exceed the Purchase Price.

(d)    In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive damages, except to the extent that any such damages are paid or payable in connection with a Third-Party Claim.

(e)    Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs (all of which shall be deemed Losses) only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(f)    The representations, warranties, covenants, obligations, and agreements of the Parties, and an Indemnified Party’s right to indemnification or other remedy with respect thereto or otherwise under Section 7.02 or Section 7.03, as applicable, are not affected or deemed waived by reason of any investigation made by or on behalf of such Indemnified Party, such Indemnified Party’s Affiliates, or any of the Representatives of any of the foregoing, or by reason of the fact that such Indemnified Party, such Indemnified Party’s Affiliates, or any such Representatives of any of the foregoing knew or should have known that any such representation, warranty, covenant, obligation, or agreement is, was, or might be inaccurate, breached, or not complied with, and such Indemnified Person will be deemed to have relied upon such representations, warranties, covenants, obligations, and agreements notwithstanding any such investigation, actual or constructive knowledge, or waiver.

(g)    Subject to Section 9.04, the Parties intend for each representation, warranty, covenant, obligation, and agreement contained in this Agreement to have independent significance. Subject to Section 9.04, if an inaccuracy exists in, or any Party has breached, any representation, warranty, covenant, obligation, or agreement contained in this Agreement in any respect, the fact that there exists another representation, warranty, covenant, agreement, or obligation relating to the same subject matter (regardless of the relative levels of specificity) that is accurate or such Party has not breached will not detract from or mitigate the fact that an inaccuracy exists in, or such Party is in breach of, such first representation, warranty, covenant, obligation, or agreement.

(h)    For purposes of (i) determining whether an inaccuracy exists or a breach has occurred with respect to a representation or warranty made in ARTICLE III (other than with respect to Section 3.07(a)) and (ii) calculating the amount of Damages to which a Buyer Indemnified Person is entitled under this ARTICLE VII, the terms “material,” “materially,” “materiality,” “material adverse effect,” and “Material Adverse Effect” and other similar qualifications will be disregarded.

(i)    Notwithstanding anything to the contrary contained herein, no limitations (including any survival limitations and other limitations set forth in this ARTICLE VII), qualifications or procedures in this Agreement shall be deemed to limit or modify the ability of Buyer to make claims under or recover under the R&W Insurance Policy; it being understood that any matter for which there is coverage available under the R&W Insurance Policy shall be subject to the terms, conditions and limitations, if any, set forth in the R&W Insurance Policy. To the extent that the procedures in this ARTICLE VII are inconsistent with the procedures in the R&W Insurance Policy with regard to matters such as notice, control, settlement, or defense of claims, the procedures in the R&W Insurance Policy will control, but this Section 7.04(i) does not relieve an Indemnified Person from any obligations under this ARTICLE VII to give notice of a claim to the Indemnifying Person.

(j)    Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement, including Section 7.01 and this Section 7.04, limits the survival of any claim or potential claim (including any Third-Party Claim or Direct Claim) or the Liability of any Indemnifying Party to an Indemnified Party for Fraud.

Section 7.05    Indemnification Procedures – Third Party Claims.

(a)    If any Indemnified Party receives notice of the assertion or commencement of any Proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a Party or a Representative of a Party (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, then such Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits material rights or defenses by reason of such failure. Each Claim Notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.

(b)    If the R&W Insurer under the R&W Insurance Policy does not elect to assume the defense and control of the Third Party Claim, and subject to Section 6.05 with respect to Tax Claims, the Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within thirty (30) days after being notified of a Third Party Claim by the Indemnified Party in accordance with this Section 7.05(b) and irrevocably and unconditionally acknowledging in writing the Indemnifying Party’s indemnification obligations to the Indemnified Party with respect to such Third-Party Claim, to assume the defense of such Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel (such counsel must be reasonably acceptable to the Indemnified Party), and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.05(c) and Section 7.05(d), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof and, in any event, the Indemnifying Party shall keep the Indemnified Party fully apprised as to the status of such defense. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend or fails to irrevocably and unconditionally acknowledge in writing the Indemnifying Party’s indemnification obligations to the Indemnified Party with respect to such Third-Party Claim, then the Indemnified Party may, subject to Section 7.05(d), pay, compromise, and defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Sellers, the Sellers’ Representative and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 5.02) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim. Notwithstanding the foregoing sentence, no Party will be required to disclose, or cause the disclosure of, any information to another Party if such disclosure would, in the reasonable opinion of legal counsel to such first Party, (i) constitute a waiver of any legal privilege or (ii) contravene any applicable Law or binding Contract; provided, that such first Party shall promptly inform such other Party to the extent information is excluded pursuant to this sentence, and such first Party shall use commercially reasonable efforts to provide such other Party with the maximum amount of information reasonably requested, including providing such information subject to the attorney-client privilege under joint defense privilege or seeking waiver of any applicable confidentiality restrictions. In furtherance of the foregoing, with respect to any Third-Party Claim, the Parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and applicable legal privileges. In connection therewith, each Party agrees that (A) such Party will use commercially reasonable efforts, with respect to any Third-Party Claim in which such Party has assumed or participated in the defense, to avoid production of confidential information of the other Parties (consistent with applicable Law and rules of procedure), and (B) all communications between any Party and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent practicable, be made so as to preserve any applicable legal privilege.

(c)    Notwithstanding anything in this Agreement to the contrary, if (i) the Indemnifying Party is given notice of a Third-Party Claim in compliance with Section 7.05(a) and fails to timely notify the Indemnified Party in writing of the Indemnifying Party’s election to assume the defense of such Third-Party Claim within the time period prescribed in Section 7.05(b), and irrevocably and unconditionally acknowledging in writing the Indemnifying Party’s indemnification obligations to the Indemnified Party with respect to such Third-Party Claim, (ii) the claim for indemnification is based upon, arises out of, is with respect to, or is by reason of any criminal or quasi-criminal Proceeding, (iii) the relief sought in connection with the Third-Party Claim is not solely monetary damages, (iv) the Indemnified Party reasonably concludes, based upon advice of counsel, that either a conflict exists between the Indemnifying Party and the Indemnified Party in connection with the defense of the Third-Party Claim or there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, (v) Buyer, if acting as the Indemnified Party, reasonably concludes that the Losses relating to the Third-Party Claim could exceed the indemnification cap set forth in Section 7.04(c), (vi) the Third-Party Claim relates to or is otherwise in respect of any Taxes or Tax Returns of the Company that is not otherwise a Tax Claim controlled by Section 6.05, or (vii) the defense of the Third-Party Claim is not instituted and continuously maintained in good faith by the Indemnifying Party, then, in any such case, the Indemnified Party is entitled to assume the defense of such Third-Party Claim and assert a claim against the Indemnifying Party for indemnification with respect to such Third-Party Claim pursuant to the terms of this ARTICLE VII, with the reasonable costs and expenses of such defense to be included in the amount of Losses sought pursuant to such indemnification. The Indemnifying Party shall cooperate in good faith with the Indemnified Party with respect to the transfer of the defense of such Third-Party Claim from the Indemnifying Party to the Indemnified Party in accordance with this Section 7.05(c).

(d)    Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 7.05(d). If a firm offer is made to settle a Third-Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within fifteen (15) days after its receipt of such notice, then the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum Liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such firm settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.05(c) and the Indemnifying Party has irrevocably and unconditionally acknowledged in writing the Indemnifying Party’s indemnification obligations to the Indemnified Party with respect to such Third-Party Claim, it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.06    Indemnification Procedures – Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits material rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall reasonably cooperate with the Indemnifying Party’s investigation by giving such information and assistance (including reasonable access to the Indemnified Party’s premises and personnel and the right to examine and copy any applicable accounts, documents or records, in each case, during normal business hours and in a manner that does not unreasonably interfere with any of the businesses or operations of the Indemnified Party or any of its Affiliates and to the extent such access does not impair any attorney-client or other legal privilege or breach any confidentiality obligations) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 7.07    Payment of Indemnification Obligations.

(a)    After (a) any final Governmental Order has been rendered by a Governmental Authority of competent jurisdiction, (b) a settlement has been consummated in accordance with this ARTICLE VII, or (c) the Indemnified Party and the Indemnifying Party have arrived at a mutually binding Contract, in each case, with respect to a Third-Party Claim or a Direct Claim, the Indemnified Party shall forward to the Indemnifying Party notice of any amounts due and owing by the Indemnifying Party in accordance with this ARTICLE VII. Any amounts due and owing by Sellers to any Buyer Indemnified Party in accordance with this ARTICLE VII (excluding under Section 7.02(e) solely with respect to Items 3 and 4 on Annex F) shall be paid first by release of funds to the applicable Buyer Indemnified Party from the Indemnification Escrow Fund by the Escrow Agent in accordance with the Escrow Agreement, and any amounts due and owing by Sellers pursuant to Section 7.02(e) solely with respect to Items 3 and 4 on Annex F shall be paid first by release of funds to the applicable Buyer Indemnified Party from the Special Indemnity Escrow Fund by the Escrow Agent in accordance with the Escrow Agreement (and, in each case, Buyer and the Sellers’ Representative shall promptly instruct the Escrow Agent accordingly). If the remaining balance of the Indemnification Escrow Fund or Special Indemnity Escrow Fund, as applicable, is insufficient to pay in full the amounts due and owing by Sellers to any Buyer Indemnified Party in accordance with this ARTICLE VII, then Sellers, Jointly/Severally, shall pay to the applicable Buyer Indemnified Party, within five (5) Business Days after the occurrence of the earliest event to occur that is described in the first sentence of this Section 7.07(a), all such remaining amounts due and owing by Sellers to the applicable Buyer Indemnified Party by wire transfer of immediately available funds to the account designated by Buyer to the Sellers’ Representative in writing. If any amounts are due and owing by Buyer to any Seller Indemnified Party in accordance with this ARTICLE VII, then Buyer shall pay to the applicable Seller Indemnified Party, within five (5) Business Days after the occurrence of the earliest event to occur that is described in the first sentence of this Section 7.07(a), all such amounts due and owing by Buyer to the applicable Seller Indemnified Party by wire transfer of immediately available funds to the account designated by the Sellers’ Representative to Buyer in writing. Notwithstanding anything in this Agreement to the contrary, to the extent that Buyer is entitled to recover any Losses based upon, arising out of, with respect to or by reason of the matters described on Item 2 of Annex F, Buyer shall be entitled to first recover from the Tax Escrow Fund before pursuing any other source of recovery contemplated under this Section 7.07(a).

(b)    As promptly as practicable, with respect to the Indemnification Escrow Fund, after the date that falls twelve (12) months after the Closing Date, and with respect to the Special Indemnity Escrow Amount, after the date that falls eighteen (18) months after the Closing Date (such date, as applicable, the “Release Date”), the Sellers’ Representative and the Buyer shall jointly instruct the Escrow Agent to disburse by wire transfer of immediately available funds from the Indemnification Escrow Fund or the Special Indemnity Escrow Fund, as applicable, an amount, if any, equal to (i) the remaining balance of the Indemnification Escrow Fund or Special Indemnity Escrow Fund, as applicable, minus (ii) the aggregate amount of any claims pursuant to this ARTICLE VII which shall have been asserted by any Buyer Indemnified Party in accordance with this Agreement on or prior to such date and which remain pending on such date (any such claim as of a specified date, a “Pending Claim”), to Sellers in proportion to their respective Pro Rata Shares. To the extent that on or after the applicable Release Date, any amount shall have been reserved and withheld from distribution from the Indemnification Escrow Fund or the Special Indemnity Escrow Fund, as applicable, on account of a Pending Claim and, subsequent to the applicable Release Date, such Pending Claim is resolved, the Sellers’ Representative and the Buyer shall, within three (3) Business Days of the resolution of such Pending Claim, jointly instruct the Escrow Agent to disburse by wire transfer of immediately available funds from the Indemnification Escrow Fund or Special Indemnity Fund, as applicable, to (A) Buyer an amount, if any, equal to the amount of Loss due in respect of such Pending Claim as finally determined and (B) the Sellers’ Representative an amount, if any, equal to (x) the amount then held in the Indemnification Escrow Fund or the Special Indemnity Escrow Fund, as applicable, after payment to Buyer pursuant to clause (A), minus (y) the aggregate amount of any then remaining Pending Claims, for distribution to the Sellers in proportion to their respective Pro Rata Shares.

Section 7.08    Satisfaction of Indemnification Obligations through R&W Insurance Policy. Notwithstanding anything to the contrary in this Agreement, the Losses for which Sellers are obligated to indemnify the Buyer Indemnified Parties pursuant to Section 7.02(a) (other than with respect to Fraud or the Seller Fundamental Representations), after taking into account the limitations and qualifications set forth in this ARTICLE VII, shall be satisfied as follows: (a) first, from Buyer up to the Buyer Retention Amount; (b) second, from Sellers, Jointly/Severally, up to the Seller Retention Amount, provided that any such liability will first be satisfied from the Indemnification Escrow Fund until it is exhausted; and (c) third, solely from the R&W Insurance Policy.

Section 7.09    Set Off. Notwithstanding anything in this Agreement to the contrary, Buyer is entitled to set off (or hold back pending resolution of the related claim) the amount of any unpaid or unresolved claims for Losses payable to a Buyer Indemnified Party under this ARTICLE VII (other than Losses that are recoverable under the R&W Insurance Policy) against any amount payable by Buyer to Sellers pursuant to this Agreement (including Section 2.04, Section 2.06, and this ARTICLE VII), and all amounts set off in accordance with this Section 7.09 will be deemed paid to Sellers and no set off or hold back effectuated in accordance with this Section 7.09 will constitute or be deemed to constitute a breach of any of Buyer’s obligations under this Agreement.

Section 7.10    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless (a) a final “determination” (as that term is defined for purposes of Code Section 1313 or corresponding state Laws) with respect to any such payment causes such payment not to be treated as an adjustment to the Purchase Price for Tax purposes or (b) as otherwise required by applicable Law.

Section 7.11    Exclusive Remedies. Subject to Section 2.04, Section 2.06, Section 5.06 and Section 9.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud on the part of a Party in connection with the Transactions) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VII. In furtherance of the foregoing, except with respect to Section 2.04, Section 2.06, Section 5.06 and Section 9.12, and except for claims arising from Fraud, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation or warranty in ARTICLE III and ARTICLE IV, or any covenant, agreement or obligation set forth herein it may have against the other Parties arising under or based upon any Law, except pursuant to ARTICLE VI or this ARTICLE VII. Nothing in this Section 7.11 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 5.06 or Section 9.12 or to seek any remedy under the Ancillary Documents or on account of Fraud by any Party.

Section 7.12    Certain Waivers and Releases.

(a)    Sellers (a) shall not, and shall not permit any of their respective Affiliates or any of the representatives of any of the foregoing (each, together with Sellers, a “Releasing Person”) to, commence, directly or indirectly, any Proceeding (whether for indemnification, contribution, subrogation, or otherwise) with respect to any, and (b) as of the Closing, on each Seller’s own behalf and on behalf of the other Releasing Persons, hereby fully, finally, unconditionally and irrevocably waives, releases and acquits, and forever discharges, the Company, the Company’s Affiliates, and the Representatives (solely in their capacities as such) of each of the foregoing (each, a “Released Person”) from all, (i) debts, covenants, torts, Damages, Liabilities, demands, claims, suits, defenses, judgments, and offsets of every name and nature whatsoever, past, present or future, at law or in equity (including with respect to conduct that is negligent, grossly negligent, willful, intentional, with or without malice, or a breach of any duty or violation of any Legal Requirement), whether known or unknown, whether concealed or hidden, whether disclosed or undisclosed, whether fixed, contingent, or otherwise, whether asserted or unasserted, whether accrued or unaccrued, whether matured or unmatured, whether liquidated or unliquidated, whether due or to become due, and whether secured or unsecured, that have been or could have been asserted against any Released Person by any Releasing Person, in each case that are based on, arise out of or in any way relate to any event, circumstance, condition, action, or omission occurring or existing at or prior to the Closing (excluding any rights or obligations explicitly arising under this Agreement or the other Ancillary Documents, but specifically including any claim for limitation of liability, exculpation, indemnification, contribution, or advancement or reimbursement of expenses under any of the Constitutive Documents or the Governance Documents of the Company or any of the Company’s Affiliates, any of the Tail Policies, or otherwise with respect to any Third-Party Claim or Direct Claim for which indemnification is sought by a Buyer Indemnified Person in accordance with ARTICLE VII that a Releasing Person would otherwise have but for the foregoing waivers and releases set forth in this Section 7.12), and (ii) Liabilities of Sellers under Section 2.04, ARTICLE VI, or ARTICLE VII (clauses (i) and (ii), collectively, “Causes of Action”). Sellers hereby acknowledge and agree that Sellers do not have any claim or right to indemnity or contribution from any of the Released Persons with respect to any amounts paid by Sellers pursuant to this Agreement or otherwise. Sellers agree that in no event will Buyer, any of Buyer’s Affiliates, any of the Representatives of any of the foregoing, or any of the other Released Persons have any Liability whatsoever to Sellers for any inaccuracies, breaches, nonfulfillment, or nonperformance of the representations, warranties, covenants, obligations, or agreements of Sellers or the Company under this Agreement or any of the Ancillary Documents, and that Sellers shall not seek to recover any amounts in connection therewith or thereunder from Buyer, any of Buyer’s Affiliates, any of the Representatives of any of the foregoing, or any of the other Released Persons.

(b)    Sellers hereby represent and warrant to the Released Persons that (i) none of Sellers or any other Releasing Person has assigned any Causes of Action or possible Causes of Action against any Released Person, (ii) Sellers and each other Releasing Person hereby fully releases, and intends to fully release, all Causes of Action against the Released Persons including unknown and contingent Causes of Action, (iii) Sellers have consulted with counsel and each other Releasing Person has had the opportunity to consult with counsel with respect to the execution and delivery of this Agreement and the consequences of this Section 7.12, and (iv) none of the Releasing Persons has any ongoing or potential Cause of Action against any Released Person.

(c)    Sellers, on Sellers’ own behalf and on behalf of each of the other Releasing Persons, hereby acknowledge and agree that this Section 7.12 includes a full and final release covering all Causes of Actions, including all known and unknown, suspected or unsuspected injuries, debts, claims, or other Losses that have arisen or may arise from any matters, acts, omissions, or dealings actually released in this Section 7.12. Sellers, on Sellers’ own behalf and on behalf of each of the other Releasing Persons, hereby acknowledge and agree that there is a risk that after the Closing, such Releasing Person may discover a Cause of Action that is released under this Section 7.12, but that is presently unknown to such Releasing Person, and such Releasing Person assumes such risk and understands that this release will apply to any such Cause of Action. The foregoing release is intended to be effective as a general release of, and bar to, all such claims, whether presently known or unknown. Accordingly, each Releasing Person waives any and all rights and benefits under, or equivalent to, Section 1542 of the Civil Code of the State of California, which states as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

ARTICLE VIII

SELLER REPRESENTATIVE

Section 8.01    The Sellers’ Representative.

(a)    By executing and delivering this Agreement, each Seller irrevocably appoints, authorizes and constitutes Michael E. Mulligan as agent, proxy and attorney-in-fact, with full power of substitution, to act on behalf of such Seller for all the purposes as specified herein (the “Sellers’ Representative”), including the full power and authority to act on such Seller’s behalf as provided in this Section 8.01. Each Seller, by executing and delivering this Agreement, further agrees that such agency, proxy and attorney-in-fact are coupled with an interest, are therefore irrevocable without the consent of the Sellers’ Representative, and shall be binding upon the successors, heirs, executors, administers and legal representatives of such Seller and shall not be affected by, and shall survive, the death, incapacity, bankruptcy, dissolution or liquidation of such Seller. After the Closing, all decisions, actions (or failures to act within a designated period of time), consents and instructions by, or notices and communication given or received by, the Sellers’ Representative that are within the scope of the Sellers’ Representative’s authority under this Section 8.01, shall be binding upon all of the Sellers, shall constitute a decision, action (or failure to act within a designated period of time), consent or instruction by, or notice or communication given or received by, all of the Sellers, and no Seller shall have the right to object to, dissent from, protest or otherwise contest any such decision, action (or failure to act within a designated period of time), consent, instruction, notice or communication. Buyer shall be entitled to rely on any decision, action (or failure to act within a designated period of time), consent or instruction of, or notice or communication given or received by, the Sellers’ Representative as being the decision, action (or failure to act within a designated period of time), consent or instruction of, or notice or communication given or received by, Sellers, and Buyer is hereby relieved from any Liability to any Person for acts done by Buyer in accordance with any such decision, act (or failure to act within a designated period of time), consent, instruction, notice or communication.

(b)    The Sellers’ Representative shall have full power and authority to act on behalf of Sellers for all purposes under this Agreement and take any and all actions and make any decisions required or permitted to be taken by the Sellers’ Representative pursuant to this Agreement and the Ancillary Documents. Without limiting the generality of the foregoing, the Sellers’ Representative shall have full power, authority and discretion to (i) give and receive notices and communications, (ii) negotiate and settle any disputes arising under, or relating to, this Agreement and the Ancillary Documents; (iii) execute and deliver any amendment or waiver to this Agreement and the Ancillary Documents (without the prior approval of Sellers); (iv) execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and the Ancillary Documents, and (v) to take all other actions to be taken by or on behalf of Sellers in connection with this Agreement and the Ancillary Documents.

(c)    The Sellers’ Representative may resign at any time and may be removed for any reason or no reason by the vote or written consent of Sellers holding a majority of the Membership Interests as of the Closing (the “Majority Sellers”). In the event of the death, incapacity, resignation or removal of the Sellers’ Representative, a new Sellers’ Representative shall be appointed by the vote or written consent of the Majority Sellers. Notice of such vote or a copy of the written consent appointing such new Sellers’ Representative shall be sent to Buyer and such appointment to be effective upon the later of the date indicated in such consent or the date such consent is received by Buyer; provided, that until such notice is received, Buyer shall be entitled to rely on the decisions, actions, consents and instructions of the prior Sellers’ Representative as described in Section 8.01(a).

(d)    The Sellers’ Representative will incur no Liability of any kind to any Seller with respect to any action or omission by the Sellers’ Representative in connection with the Sellers’ Representative’s services pursuant to this Agreement and any Ancillary Documents, except in the event of Liability directly resulting from the Sellers’ Representative’s bad faith or willful misconduct. The Sellers’ Representative shall not be liable to any Seller for any action or omission pursuant to the advice of counsel. Each Seller, severally and in accordance with its Pro Rata Share, shall indemnify, defend and hold harmless the Sellers’ Representative and its Representatives from and against any and all losses, liabilities, damages, claims, penalties, forfeitures, actions, fees, costs, expenses (including reasonable attorneys’ fees), judgments, fines and amounts (collectively, “Representative Losses”) arising out of or in connection with the Sellers’ Representative’s execution and performance of this Agreement and any Ancillary Documents; provided, that in the event that any such Representative Losses are finally adjudicated to have been directly caused by bad faith or willful misconduct of the Sellers’ Representative, the Sellers’ Representative will reimburse Sellers the amount of such indemnified Representative Loss to the extent attributable to such bad faith or willful misconduct. The foregoing indemnities will survive the Closing, the resignation or removal of the Sellers’ Representative or the termination of this Agreement.

(e)    The Sellers’ Representative shall deposit the Sellers’ Representative Expense Fund in a segregated account which is fully insured by the Federal Deposit Insurance Corporation. All fees and expenses incurred by the Sellers’ Representative in performing its, his or her duties and any indemnification in favor of the Sellers’ Representative shall first be paid from the Sellers’ Representative Expense Fund. The Sellers’ Representative shall distribute any balance remaining in the Sellers’ Representative Expense Fund to the Sellers based on each Seller’s Pro Rata Share of the remaining Sellers’ Representative’s Expense Fund at the time when the Sellers’ Representative has determined, in such Person’s sole discretion, that such Person’s duties hereunder have been fulfilled.

(f)    Buyer shall be entitled to deal exclusively with the Sellers’ Representative on all matters relating to this Agreement and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by the Sellers’ Representative, and on any other action taken or purported to be taken on behalf of any Seller by the Sellers’ Representative, as being fully binding upon such Person. Notices or communications to or from the Sellers’ Representative shall constitute notice to or from each Seller. Any decision or action by the Sellers’ Representative hereunder, including any agreement between the Sellers’ Representative and Buyer relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Sellers and shall be final, binding and conclusive upon each such Seller. No Seller shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section 8.01, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one of the Sellers, or by operation of Law, whether by death or other event.

ARTICLE IX

MISCELLANEOUS

Section 9.01    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.02    Notices. All notices, requests, Consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received (or refused) by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail if sent during normal business hours, and on the next Business Day if sent after normal business hours; or (d) when received (or refused) by the addressee if sent by certified mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Sellers or the Sellers’ Representative:	Michael E. Mulligan 150 Burford Hollow, Suite A Alpharetta, GA 30022 E-mail: mmulligan@trucode.com Attention: Michael E. Mulligan

with a copy to (which does not constitute notice):	Integral Business Counsel, PLLC 3826 Delashmutt Drive Haymarket, VA 20169 Attention: Michael W. Kardash E-mail: mk@integralcounsel.com Facsimile: 866-612-3037

If to Buyer or the Company:	Computer Programs and Systems, Inc. 54 St. Emanuel Street Mobile, Alabama 36602 Attention: Boyd Douglas E-Mail: Boyd.douglas@cpsi.com

Computer Programs and Systems, Inc. 6600 Wall Street Mobile, Alabama 36695 Attention: Kevin Plessner E-Mail: kevin.plessner@cpsi.com with a copy to (which does not constitute notice):

Maynard, Cooper & Gale, P.C.

1901 Sixth Avenue North

1700 Regions Harbert Plaza

Birmingham, Alabama 35203

Attention: Timothy W. Gregg

  D. Trice Stabler

E-Mail: tgregg@maynardcooper.com

      tstabler@maynardcooper.com

Section 9.03    Interpretation. For purposes of this Agreement, unless the contacts requires otherwise: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto”

and “hereunder” refer to this Agreement as a whole; (d) the words “to the extent” mean the degree to which and not simply “if”; (e) words in the singular or plural form include the plural and singular form, respectively, (f) pronouns are deemed to refer to the masculine, feminine, or neuter, as the identity of the Person or Persons requires; (g) references to “Dollars” or “$” are references to United States Dollars; (h) references to Articles, Sections, Disclosure Schedules, and Annexes mean the Articles and Sections of, and Disclosure Schedules, and Annexes attached to, this Agreement; (i) references to a Contract, instrument or other document means such Contract, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; (j) references to a Law means such Law as amended from time to time and includes any successor Law thereto and any regulations promulgated thereunder; (k) an accounting term not otherwise defined in this Agreement has the meaning ascribed to such term in accordance with GAAP for purposes of calculating Closing Working Capital and the Earnout Payment, (l) references to “written” or “in writing” include electronic form, and (m) any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) will be interpreted as a reference to a calendar day or number of calendar days. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Annexes referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. Whenever this Agreement indicates that any Seller or the Company has “made available” any information or document to Buyer, such statement will be deemed to be a statement that such Seller or the Company has posted, or caused to be posted, such information or document to the Data Room on or prior to the Closing Date (but, in any event, no later than (2) hours prior to the Closing) and such information or document was not subsequently removed from the Data Room prior to the Closing.

Section 9.04    Disclosure Schedules. All section headings in the Disclosure Schedules correspond to the sections of this Agreement, but information provided in any section of the Disclosure Schedules shall constitute disclosure for purposes of each section of the Disclosure Schedules to the extent that it is readily apparent on the face of a particular section of the Disclosure Schedules that information disclosed in such section of the Disclosure Schedules is applicable to another section of the Disclosure Schedules, in which case such other section of the Disclosure Schedules will be deemed to incorporate by reference such information disclosed on the first referenced Schedule. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in the Disclosure Schedules is included solely for informational purposes, and may not be required to be disclosed pursuant to this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by any Seller that in and of itself, such information is material to or outside the Ordinary Course. No disclosure in the Disclosure Schedules shall be deemed to create any rights in any third party.

Section 9.05    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.06    Severability. Subject to Section 5.06(d), if any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Subject to Section 5.06(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to give effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

Section 9.07    Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, Annexes, and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.08    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Seller may assign its rights or obligations hereunder without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed). Buyer may not assign its rights or obligations hereunder without the prior written consent of the Sellers’ Representative (which consent shall not be unreasonably withhold, conditioned or delayed), except that Buyer is permitted to assign any of Buyer’s rights and delegate any of Buyer’s obligations under this Agreement, without the prior written consent of the Sellers’ Representative, (a) to any Affiliate of Buyer, (b) in connection with the sale of all or substantially all of the ownership interests or Assets of, or any business combination transaction involving, Buyer or any of Buyer’s Affiliates, and (c) as collateral to any financial institution providing financing to Buyer or any of Buyer’s Affiliates. No assignment shall relieve the assigning party of any of its obligations hereunder. Any purported assignment or delegation in violation or breach of this Section 9.08 will be void ab initio.

Section 9.09    No Third-Party Beneficiaries. Except as provided in ARTICLE VII and as contemplated by Section 5.02 and Section 5.06, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.10    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Buyer and the Sellers’ Representative. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.11    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (explicitly including the Delaware statute of limitations) without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)    EXCEPT AS SET FORTH IN SECTION 2.04 AND SECTION 2.06, ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED

STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF WILMINGTON AND COUNTY OF NEW CASTLE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11(c).

Section 9.12    Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, without posting any bond or other undertaking or proving Losses, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.13    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission (including via www.docusign.com) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. Signatures of the Parties transmitted by facsimile, e-mail, or other means of electronic transmission (including via www.docusign.com) are deemed to be their original signatures for all purposes.

Section 9.14    Conflict Waiver; Attorney-Client Privilege.

(a)    Each of the Parties acknowledges and agrees, on its own behalf and on behalf of its directors, members, shareholders, partners, officers, employees and Affiliates, that:

(i)    Integral Business Counsel, PLLC has acted as counsel to (A) the Company and (B) Sellers, and (C) their respective Affiliates (collectively, the “Seller Group”), in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Transactions. Buyer agrees, and shall cause the Company to agree, that, following the Closing, such representation and any prior representation of the Company by Integral Business Counsel, PLLC (or any successor) (“Seller Group Law Firm”) shall not preclude Seller Group Law Firm from serving as counsel to the Seller Group or any director, member, shareholder, partner, officer or employee of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby.

(ii)    Neither Buyer nor the Company shall have or seek to have Seller Group Law Firm disqualified from any such representation based on the prior representation of the Company by Seller Group Law Firm. Each of the Parties hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such Parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the Parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the Parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 9.14(a) shall not be deemed exclusive of any other rights to which Seller Group Law Firm is entitled whether pursuant to law, contract or otherwise.

(b)    All communications between the Seller Group or the Company, on the one hand, and Seller Group Law Firm, on the other hand, solely to the extent relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall belong solely to the Seller Group and shall not pass to or be claimed by Buyer or the Company. Accordingly, Buyer and the Company shall not have access to any Privileged Communications or to the files of Seller Group Law Firm to the extent relating to such engagement from and after Closing and may not use or rely on any Privileged Communications in any claim, dispute, action, suit or proceeding against or involving any of the Seller Group. Without limiting the generality of the foregoing, from and after the Closing, (i) the Seller Group (and not Buyer or the Company) shall be the sole holders of the attorney-client privilege with respect to the Privileged Communications, and none of Buyer or the Company shall be a holder thereof, (ii) to the extent that files of Seller Group Law Firm contain Privileged Communications constitute property of the client, only the Seller Group (and not Buyer nor the Company) shall hold such property rights to the extent of such Privileged Communications and (iii) Seller Group Law Firm shall have no duty whatsoever to reveal or disclose any such Privileged Communications to Buyer or the Company by reason of any attorney-client relationship between Seller Group Law Firm and the Company or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or its Affiliates (including the Company), on the one hand, and a third party other than any of the Seller Group, on the other hand, Buyer and its Affiliates (including the Company) may assert the attorney-client privilege to prevent disclosure of Privileged Communications to such third party; provided, however, that neither Buyer nor any of its Affiliates (including the Company) may waive such privilege with respect to the Privileged Communications without the prior written consent of the Seller Group, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Buyer or any of its Affiliates (including the Company) is legally required by Governmental Order or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent (x) permitted by applicable Law, and (y) advisable in the opinion of Buyer’s counsel, then Buyer shall promptly (and, in any event, within five (5) Business Days) notify the Sellers’ Representative in writing so that the Sellers’ Representative can seek a protective order at the sole cost and expense of the Sellers’ Representative.

(c)    This Section 9.14 is intended for the benefit of, and shall be enforceable by, Seller Group Law Firm. This Section shall be irrevocable, and no term of this Section may be amended, waived or modified, without the prior written consent of Seller Group Law Firm.

Section 9.15    Non-recourse. Except with respect to Fraud, his Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the Parties and then only with respect to the specific obligations set forth herein with respect to such Parties. Except with respect to Fraud, no past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any Party, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any Party under this Agreement or for any claim or Proceeding based on, in respect of or by reason of the transactions contemplated hereby.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

TruCode LLC

By:	/s/ Michael E. Mulligan
Name:	Michael E. Mulligan
Title:	Manager

[Signature page to Membership Interest Purchase Agreement – The Company]

SELLERS:

/s/ Michael E. Mulligan	/s/ Thomas P. Golden
Michael E. Mulligan	Thomas P. Golden

/s/ Gene Mulligan	/s/ Bonnie Mulligan
Gene Mulligan	Bonnie Mulligan

/s/ Kenneth Joseph Delosh	/s/ Christine Ealling Tjensvold
Kenneth Joseph DeLosh	Christine Ealing Tjensvold

/s/ Larry Volke	/s/ Michele Volke
Larry Volke	Michele Volke

/s/ Robert M. Sloyan	/s/ Doreen M. Sloyan
Robert M. Sloyan	Doreen M. Sloyan

/s/ Melinda Hatt	/s/ Ramachandran Krishnamurthy
Melinda Hatt	Ramachandran Krishnamurthy

Crofton Capital, General Partnership

/s/ Vadim Polyakov	By: /s/ Frank Gordon
Vadim Polyakov	Frank Gordon, Managing Partner

[Signature page to Membership Interest Purchase Agreement – Sellers]

SELLERS (continued):

Pacific Premier Trust, Custodian,		Pacific Premier Trust, Custodian
FBO Brian Golden IRA a/c# GO1EU		FBO Anthony W. Meo IRA a/c# 000020007027

By:	/s/ Brian Golden	By:	/s/ Anthony W. Meo
Brian Golden		Anthony W. Meo

By:	/s/ Stephen Willoughby	By:	/s/ Stephen Willoughby

Print Name:	Stephen Willoughby	Print Name:	Stephen Willoughby
Authorized Signatory, Pacific Premier Trust		Authorized Signatory, Pacific Premier Trust

Pacific Premier Trust, Custodian,		Pacific Premier Trust, Custodian,
FBO Thomas P. Golden IRA a/c#GO1ER		FBO Michael E. Mulligan IRA a/c#MU1CK

By:	/s/ Thomas P. Golden	By:	/s/ Michael E. Mulligan
Thomas P. Golden		Michael E. Mulligan

By:	/s/ Stephen Willoughby	By:	/s/ Stephen Willoughby

Print Name:	Stephen Willoughby	Print Name:	Stephen Willoughby
Authorized Signatory, Pacific Premier Trust		Authorized Signatory, Pacific Premier Trust

[Signature page to Membership Interest Purchase Agreement – Sellers]

SELLERS (continued):

Pacific Premier Trust, Custodian,		Pacific Premier Trust, Custodian,
FBO Robert M. Sloyan IRA a/c#SL1AN		FBO Doreen M. Sloyan IRA a/c# SL1AP

By:	/s/ Robert M. Sloyan	By:	/s/ Doreen M. Sloyan
Robert M. Sloyan		Doreen M. Sloyan

By:	/s/ Stephen Willoughby	By:	/s/ Stephen Willoughby

Print Name:	Stephen Willoughby	Print Name:	Stephen Willoughby
Authorized Signatory, Pacific Premier Trust		Authorized Signatory, Pacific Premier Trust

[Signature page to Membership Interest Purchase Agreement – Sellers]

SELLERS’ REPRESENTATIVE:

/s/ Michael E. Mulligan
Michael E. Mulligan, in his capacity as the initial
Sellers’ Representative

[Signature page to Membership Interest Purchase Agreement – Sellers’ Representative]

BUYER:

Computer Programs and Systems, Inc.

By:	/s/ J. Boyd Douglas
Name:	J. Boyd Douglas
Title:	President Chief Executive Officer

[Signature page to Membership Interest Purchase Agreement – Buyer]

ANNEX B

Earnout Payment

(a)	The amount of the Earnout Payment shall be determined as follows:

(i)     If (A) EBITDA of the Company for the Earnout Period is less than or equal to $6,120,000, then Sellers shall not be entitled to any Earnout Payment;

(ii)     If (A) EBITDA of the Company for the Earnout Period is greater than $6,120,000, then an Earnout Payment will be due in the amount reflected in the following illustration:

Earnout Payment	EBITDA during Earnout Period
$0	Less than or equal to $6,120,000
$1 - $5,000,000	Greater than $6,120,000 and less than or equal to $7,000,000
$5,000,001 - $10,000,000	Greater than $7,000,000 and less than or equal to $8,000,000
10,000,001 - $15,000,000	Greater than $8,000,000 and less than or equal to $9,000,000

The amount of the Earnout Payment will be straight-line interpolated between each threshold set forth in the above illustration. For the avoidance of doubt, in no event shall the Earnout Payment exceed $15,000,000.

(b)    As used herein, “EBITDA” means the total of the following for the Company, each calculated for the Earnout Period: (1) net income (excluding (A) those items of revenue that do not occur in the Ordinary Course, (B) any payments received by Buyer pursuant to Section 2.04, (C) any payments received by any Buyer Indemnified Party pursuant to Article VI or Article VII, (D) any payments received by any Buyer Indemnified Party under the R&W Insurance Policy, and (E) any revenue derived from any Acquired Business or Consolidating Business), plus, solely to the extent deducted in determining net income and without duplication, (2) interest expense, income taxes, depreciation, and amortization, minus (3) any software development costs to the extent capitalized during such period, in each case with respect to clauses (1), (2), and (3), calculated in accordance with GAAP, prior to any consolidation adjustments or intercompany eliminations, subject to the following pro forma adjustments:

(i)    Pro Forma Revenue Adjustments. Revenue amounts accounted for in net income shall be subject to the following pro forma adjustments:

(A)    Non-recurring revenues. Any non-recurring revenues recognized during the Earnout Period shall be excluded from the calculation of net income for purposes of determining the Earnout Payment. For purposes of this Annex B, “non-recurring revenue” means the following:

(1)    Perpetual License Sales. Revenues generated from perpetual license sales from which the customer receives, for contracted consideration, a perpetual license to the respective Company products;

(2)    “Point in time” Revenue Recognition. Any revenues which, under appropriate application of Accounting Standards Codification (“ASC”) Section 606, Revenue from Contracts with Customers, are determined to be earned at a “point in time” as opposed to “over time”, as each of these revenue attribution methods are described in ASC 606. The foregoing assumes that the application of ASC 606 to the effective totality of the Company’s revenue arrangements with customers will result in such Contracts being classified as subscription arrangements with revenue recognized pro-rata over the service term (i.e., “over time” revenue attribution). In the event that the application of ASC 606 to the effective totality of the Company’s revenue arrangements with customers results in such Contracts being classified as term licenses with revenue recognized upon delivery of the related software and licenses (i.e., “point in time” revenue attribution), such revenue shall be adjusted for purposes of the Earnout Payment such that the related revenues will be allocated pro-rata over the Contract service term.

(3)    Short-term Contracts. Revenues generated by Contracts with customers with an initial term of less than one year, or Contracts that can be terminated by the customer for convenience.

(B)    Out-of-Market Discounts. Revenues recognized during the Earnout Period from Contracts executed during the period commencing on January 1, 2021 and ending on the last day of the Earnout Period containing Out-of-Market Discounts (as defined below) shall be excluded from the calculation of net income for purposes of determining the Earnout Payment. As used herein, “Out-of-Market Discounts” means specified or implied discounts that result in the effective per unit price paid by the customer being more than 20% below the average effective per unit price paid by the Company’s total customer population during the twelve (12) month period immediately preceding the Closing Date.

(C)    Non-Proportionate Term Discounts.    Revenues recognized during the Earnout Period from Contracts executed during the period commencing on January 1, 2021 and ending on the last day of the Earnout Period containing Non-Proportionate Term Discounts (as defined below) shall be excluded from the calculation of net income for purposes of determining the Earnout Payment. As used herein, “Non-Proportionate Term Discounts” means any contracted discounts (whether explicitly stated or implied) that are applied or earned on any basis other than a pro rata basis over the respective revenue recognition term.

(D)    Company-to-Buyer Cross-Sell Activities. Revenues recognized by a wholly-owned subsidiary of Buyer other than the Company (a “Buyer Subsidiary”) during the Earnout Period from Contracts executed during the Earnout Period that are the result of Company-to-Buyer Cross-Sell Activities (as defined below) (all such recognized revenues, “Buyer Recognized Revenues”) shall be counted towards the calculation of net income for purposes of determining the Earnout Payment at 30% of the total amount of such Buyer Recognized Revenues. “Company-to-Buyer Cross-Sell Activities” means those activities that both (i) result in revenue for a Buyer Subsidiary, and (ii) result from the Company’s referrals of such Buyer Subsidiary’s products and services to the Company’s existing customer base.

(E)    Buyer-to-Company Cross-Sell Activities. With respect to revenues recognized by the Company during the Earnout Period from Contracts executed during the Earnout Period that are the result of Buyer-to-Company Cross-Sell Activities (as defined below), the maximum gross amount of such revenues that will be counted towards the calculation of net income for purposes of determining the Earnout Payment is $619,021 (the “Incremental Revenue Cap”). “Buyer-to-Company Cross-Sell Activities” means those activities that both (i) result in revenue for the Company’s operations, and (ii) result from Buyer referrals of the Company Products to Buyer’s existing customer base.

(ii)    Pro Forma Expense Adjustments. Expense amounts accounted for in net income shall be subject to the following pro forma adjustments:

(A)    Company Compensation Normalization. To the extent that the compensation expense recognized by the Company during the Earnout Period (the “Earnout Period Compensation Expense”) is less than the corresponding compensation expense for the twelve-month period immediately preceding the Closing Date (the “Pre-Close Period”), the Earnout Period Compensation Expense shall be adjusted for purposes of the Earnout Payment to be equal to the corresponding compensation expense for the Pre-Close Period.

(B)    Owners’ Personal Expenses. To the extent that the personal expenses of any Seller (i.e., expenses with no underlying business rationale or identifiable benefit to the Buyer) recognized during the Earnout Period (“Earnout Period Personal Expenses”) are less than the corresponding personal expenses for such Seller for the Pre-Close Period, the Earnout Period Personal Expenses for such Seller will be adjusted for purposes of the Earnout Payment to be equal to the corresponding personal expenses for the Pre-Close Period.

(C)    Post-Closing Synergies. To the extent that synergies and redundancies arising from the consummation of the Transactions result in the amount of any expense recognized during the Earnout Period to be less than the amount of such expense for the Pre-Close Period, the related expense will be adjusted for purposes of the Earnout Payment to be equal to the corresponding expenses for the Pre-Closing Period. Such expense categories include, but are not limited to, (a) legal and accounting fees, (b) sales and marketing costs, and (c) duplicative administrative functions. Buyer acknowledges and agrees that any adjustment for an expense will only be made one-time (i.e. an expense adjustment pursuant to Section (b)(ii)(A) above will not be factored into an adjustment under this Section (b)(ii)(C).

(D)    Company-to-Buyer Cross-Sell Activities. To the extent that revenues resulting from Company-to-Buyer Cross-Sell Activities (as defined above) are included in the calculation of net income for purposes of determining the Earnout Payment, a corresponding pro-forma expense allocation equal to 73% of such related revenues shall also be included in the calculation of net income.

(E)    Buyer-to-Company Cross-Sell Activities. To the extent that revenues resulting from Buyer-to-Company Cross-Sell Activities (as defined above) are excluded from the calculation of net income for purposes of determining Earnout Payment due to being in excess of the Incremental Revenue Cap, a corresponding pro-forma expense allocation equal to 55% of such excluded revenues shall also be excluded from the calculation of net income.